SCHEDULE 14A
                                     (Rule 14a-101)

                         INFORMATION REQUIRED IN PROXY STATEMENT

                                SCHEDULE 14A INFORMATION

                       Proxy Statement Pursuant to Section 14(A)
                        of the Securities Exchange Act of 1934


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
 [ ]Preliminary proxy statement            [ ]Confidential, For Use of the
 [X]Definitive proxy statement                Commission only (as permitted by
 [ ]Definitive additional materials           Rule 14a-6(e)(2))
 [ ]Soliciting material pursuant to Rule
     14a-11(c) or Rule 14a-12

                                  KILLEARN PROPERTIES, INC.
                     (Name of Registrant as Specified in Its Charter)

                                  KILLEARN PROPERTIES, INC.
                     (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
 [ ]No fee required.
 [ ]Fee computed on the table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

    (1)   Title of each class of securities to which transaction applies:
          Common Stock, par value $.10 per share ("Common Stock"), of Killearn Properties, Inc.
    (2)   Aggregate number of securities to which transaction applies:
          661,279 shares of Common Stock:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
          $5.50 per share in cash-out merger.
    (4)   Proposed maximum aggregate value of transaction:
          $3,637,034.50
    (5)   Total fee paid: $727.41
    [X]   Fee paid previously with preliminary materials:
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)     Amount previously paid:
         (2)     Form, schedule or registration statement no.:
         (3)     Filing party:
         (4)     Date Filed:



                             KILLEARN PROPERTIES, INC.
                              385 Country Club Drive
                            Stockbridge, Georgia 30281

                                                       July 16, 1999
Dear Shareholders:

    You are cordially invited to attend a special meeting of shareholders of Killearn Properties, Inc. ("Killearn") to be held on August 9, 1999 at the Corporate offices located at 385 Country Club Drive, Stockbridge, Georgia, 10:00 a.m. local time.

    At this special meeting, you will be asked to consider and vote to approve the Agreement and Plan of Merger among Killearn, Killearn Development, Inc., a wholly-owned subsidiary of Killearn, Inc., and Killearn, Inc. (the "Purchaser"). The Purchaser is owned and controlled by J.T. Williams, Jr. and David K. Williams, who are both officers and directors of Killearn, and John R.
Williams and J.T. Williams, III, who along with David Williams are all sons of J.T. Williams, Jr. (J.T. Williams, Jr. and his sons are referred to herein as the "Williams Family"). Pursuant to the agreement and plan of merger, the Purchaser will acquire all of the capital stock of Killearn in a merger. As a result of the merger, Killearn's shareholders (other than the Purchaser and the Williams Family) will be entitled to receive $5.50 in cash for each of their shares of common stock.

    The merger cannot be completed unless the agreement and plan of merger is approved by shareholders holding a majority of the outstanding shares of Killearn common stock. The Purchaser and the executive officers of Killearn, who beneficially own, in the aggregate, approximately 26.7% of the outstanding shares of Killearn common stock entitled to vote at the special meeting, have agreed to vote their shares of Killearn common stock in favor of the agreement and plan of merger in the same proportion as the other shareholders of Killearn. As a result, a vote of a majority of the unaffiliated shareholders is required to approve the merger. Completion of the merger is also subject to the satisfaction of several other conditions. Accordingly, if shareholders approve the merger, there can be no assurance the merger will be completed.

    The agreement and plan of merger has been unanimously approved by Killearn's Board of Directors, acting on the unanimous recommendation of an independent special committee of the Board of Directors. In connection with their evaluation of this agreement, the Board of Directors on behalf of the special committee engaged American Express Tax & Business Services, Inc. to act as financial advisor to the special committee. American Express Tax & Business Services, Inc. has rendered a fairness opinion dated May 10, 1999 to the special committee to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash consideration of $5.50 per share to be received by Killearn's shareholders (other than the Purchaser and the Williams Family) in the merger is fair from a financial point of view to such shareholders. American Express Tax & Business Services, Inc.'s opinion is attached as Appendix B to the accompanying proxy statement. We recommend that you read American Express
Tax & Business Services, Inc.'s opinion in its entirety.

    The special committee and the Board of Directors believe that the terms of the agreement and plan of merger are fair to and in the best interests of Killearn's shareholders (other than the Purchaser and the Williams Family) and unanimously recommend that the shareholders approve and adopt the agreement and plan of merger.

    The accompanying proxy statement explains the agreement and plan of merger and the proposed merger and provides specific information about the parties involved and their interests. Please read this document carefully.

    Please give all this information your careful attention. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will count as a vote against the merger. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend the special meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

Mallory E. Horne
Chairman of the Board




                             KILLEARN PROPERTIES, INC.
                              385 Country Club Drive
                            Stockbridge, Georgia 30281

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON AUGUST 9, 1999
                              _________________________

    A special meeting of shareholders of Killearn Properties, Inc., a Florida corporation ("Killearn"), will be held on August 9, 1999 at its corporate offices at 385 Country Club Drive, Stockbridge, GA, local time, at 10:00 a.m., for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated May 10, 1999 among Killearn, Killearn Development, Inc. ("Merger Sub"), a Georgia corporation formed by Killearn, Inc., and Killearn, Inc. (the "Purchaser"). The Purchaser is owned and controlled by J.T. Williams, Jr. and David K. Williams, who are both officers and directors of Killearn, and John R. Williams and J.T. Williams, III, who along with David K. Williams are all sons of J.T. Williams, Jr.
(J.T. Williams, Jr. and his sons are referred to herein as the "Williams Family"). Pursuant to the Merger Agreement, Killearn will be merged with and into Merger Sub pursuant to which the holders of Killearn common stock (other than the Purchaser and the Williams Family) will be entitled to receive $5.50 in cash for each of their shares of Killearn common stock outstanding at the time of the merger. A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying proxy statement.

    2. To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Shareholders of record of Killearn common stock at the close of business on June 15, 1999, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of shareholders will be available for inspection for ten days preceding the special meeting at the office of the Secretary of Killearn, 385 Country Club Drive, Stockbridge, Georgia 30281, and will be available for inspection at the meeting itself.
Approval of the Merger Agreement and the   merger will require the affirmative
vote of the holders of a majority of the shares of Killearn common stock outstanding on the record date. A form of proxy and a proxy statement containing more detailed information about the matters to be considered at the special meeting accompany and form a part of this notice.

By order of the Board of Directors,


Becky Christian
Secretary
Stockbridge, Georgia
July 16, 1999

    Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Please do not send in any certificates for your shares at this time.



                            KILLEARN PROPERTIES, INC.
                             385 Country Club Drive
                           Stockbridge, Georgia 30281

                                PROXY STATEMENT
                                     FOR
                        SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 9, 1999

    This proxy statement is furnished to shareholders of Killearn Properties, Inc., a Florida corporation ("Killearn"), in connection with the solicitation of proxies by the Board of Directors of Killearn for use at the special meeting of shareholders to be held on August 9, 1999 at 10:00 a.m., local time, at its corporate offices at 385 Country Club Drive, Stockbridge, Georgia, and at any adjournment or postponement thereof. Proxies in the form enclosed will be voted at the special meeting, if properly executed, returned to Killearn prior to the meeting and not revoked. This proxy statement and the enclosed proxy card are first being mailed to shareholders of Killearn on or about July 16, 1999.

    At the special meeting, holders of Killearn common stock will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated May 10, 1999 among Killearn, Killearn Development, Inc. ("Merger Sub"), a Georgia corporation and wholly-owned subsidiary of Killearn, Inc., and Killearn, Inc. (the "Purchaser"). The Purchaser is owned and controlled by J.T. Williams, Jr. and David K. Williams, who are both officers and directors of Killearn, and John R. Williams and J.T. Williams, III, who along with David K. Williams are all sons of J.T. Williams, Jr. (J.T. Williams, Jr. and his sons are referred to herein as the "Williams Family"). Pursuant to the Merger Agreement, Killearn will be merged with and into Merger Sub (the "Merger") and the holders of Killearn common stock (other than the Purchaser and the Williams Family) will be entitled to receive
    $5.50 in cash for each of their shares of Killearn common stock outstanding at the time of the Merger.

      A copy of the Merger Agreement is attached as Appendix A to and is described in this proxy statement.

    The Merger cannot be completed unless the Merger Agreement is approved by the holders of a majority of the shares of Killearn common stock. The Purchaser and the executive officers of Killearn, who beneficially own, in the aggregate, approximately 26.7% of the outstanding shares of Killearn common stock entitled to vote at the special meeting, have agreed to vote their shares of Killearn common stock in favor of the Merger Agreement in the same proportion as the other shareholders of Killearn. As a result, a vote of a majority of the unaffiliated shareholders is required to approve the Merger. Completion of the Merger is also subject to the satisfaction of several other conditions. Accordingly, even if shareholders approve and adopt the Merger Agreement, there can be no assurance that the Merger will be completed.

    The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for adoption and approval of the Merger Agreement and
(ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is properly brought before the special meeting, the proxy holders may vote the proxies in their discretion. The Board of Directors does not know of any such other matter or business.

    No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the affairs of Killearn since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

    The Merger has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of such transactions nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.


                                   TABLE OF CONTENTS

Questions and Answers About the Merger                                       i
Who Can Help Answer Your Questions                                          iv
Cautionary Statement Concerning Forward-Looking Information                  v
Summary                                                                      1
 The Companies                                                               1
 The Merger                                                                  2
 The Special Meeting                                                         2
 Record Date; Voting Power; Quorum                                           2
 Vote Required; Security Ownership of Management                             3
 Fairness of the Merger to the Unaffiliated Shareholders                     3
 Recommendations of the Board of Directors and Special Committee             3
 Opinion of Financial Advisor                                                4
 Conflicts of Interest                                                       4
 Federal Income Tax Consequences                                             4
 Accounting Treatment                                                        5
 Dissenters' Appraisal Rights                                                5
 Financing of the Merger                                                     5
 The Merger Agreement                                                        5
 Regulatory Approvals                                                        7
 Market Prices for Common Stock and Dividends                                7
Summary Financial Information                                                8
 Certain Projections of Future Operating Results                             9
Special Factors                                                              9
 Background of the Merger                                                    9
 Recommendations of the Special Committee and Board of Directors            11
 Purchaser's and the Williams Family's Purpose and Reasons for the
 Merger                                                                     15
 Opinion of Financial Advisor                                               15
 Conflicts of Interest                                                      15
The Special Meeting                                                         20
 Date, Time and Place                                                       20
 Record Date; Voting Power; Quorum                                          20
 Vote Required; Security Ownership of Management                            20
 Proxies                                                                    21
 Solicitation of Proxies                                                    21
The Merger                                                                  21
 Financing                                                                  22
 Federal Income Tax Consequences                                            23
 Accounting Treatment                                                       24
 Dissenters' Appraisal Rights                                               25
 Delisting and Deregistration of Common Stock                               25
 Regulatory Approvals                                                       25
The Merger Agreement                                                        25
 Overview                                                                   25
 Exchange of Certificates Representing Common Stock                         26
 Representations and Warranties                                             26
 Conduct of Business Pending the Merger                                     27
 No Solicitation                                                            27
 Indemnification                                                            28
 Directors' and Officers' Liability Insurance                               28
 Conditions to the Merger                                                   29
 Termination of Merger Agreement                                            29
 Fees and Expenses                                                          30
 Estimated Fees and Expenses of the Merger                                  30
Certain Information Concerning Merger Sub, the Purchaser and Other
     Affiliates                                                             31
Beneficial Ownership of Common Stock                                        32
Independent Public Accountants                                              33
Documents Incorporated By Reference                                         33
Available Information                                                       34


APPENDIX A -    Agreement and Plan of Merger
APPENDIX B -    Opinion of American Express Tax & Business Services, Inc.
APPENDIX C -    Transactions involving Killearn's Common Stock effected by the
Purchaser and other Affiliates since May 1, 1997.



                                QUESTIONS AND ANSWERS ABOUT
                                        THE MERGER

Q:    What will happen in the Merger?

A:    Killearn will be merged with and into Merger Sub, with the Merger Sub continuing as the surviving corporation and as a wholly-owned subsidiary of Purchaser. As a result of the Merger, all of your shares of common stock will be automatically converted into the right to receive a cash payment of $5.50 per share.

Q:    Who will own Killearn after the Merger?

A:    After the Merger, Killearn will become a privately held company owned by the Purchaser. The Purchaser is owned by the Williams Family.

Q:    By voting in favor of the Merger Agreement, what am I approving?

A:    If you vote in favor of the Merger Agreement, you will be directly approving the Merger of Killearn with and into the Merger Sub.

Q:    What will I receive in the Merger?

A:    You will receive $5.50 in cash, without interest, for each share of your
Killearn common stock. This is the "Merger Consideration."  For example:
If you own 100 shares of Killearn common stock, upon completion of the Merger you will receive $5.50 in cash.

Q:    How many votes are required to approve and adopt the Merger Agreement?

A. Approval of the Merger Agreement requires the affirmative vote of a majority of the shares of Killearn common stock outstanding as of the record date. Therefore, a failure to vote or a vote to abstain will have the same effect as a vote against the Merger Agreement.

Q:    When and where is the special meeting?

A:    The special meeting will take place on August 9, 1999, at 10:00 a.m.
local time, at Killearn's offices at 385 Country Club Drive, Stockbridge,
Georgia.

Q:    Why is the special committee and Board of Directors recommending that I vote to approve and adopt the Merger Agreement?

A:    In the opinion of the special committee and the Board of Directors, the terms and provisions of the Merger Agreement are fair to and in the best interest of Killearn's shareholders (other than the Purchaser and the Williams Family). To review the background and reasons for the Merger in greater detail, see pages ___through ___.

Q:    When do you expect the Merger to be completed?

A:    We are working to complete the Merger by the middle of August 1999.

Q:    What are the tax consequences of the Merger to me?

A:    There will be tax consequences of the Merger to you. The receipt of the cash merger consideration by you for your Killearn common stock will be a taxable transaction for federal income tax purposes. To review your potential tax consequences in greater detail, see pages __ through __.

The tax consequences of the Merger will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:    What do I need to do now?

A:    Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be
represented at the meeting.   If you sign and send in your proxy card and do
not indicate how you want to vote, your proxy will be counted as a vote for the Merger Agreement. If you fail to return your proxy card or to vote at the special meeting, the effect will be a vote against the Merger Agreement.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares of Killearn common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides to you. If you do not provide instructions to your broker, your shares will not be voted and they will not be counted as votes against the Merger Agreement. However, the effect of not voting your shares will be a vote against the Merger Agreement.

Q:    Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:    You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to Killearn. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:    Should I send in my stock certificates now?

A:    No. After the Merger is completed, we will send you written instructions for exchanging your common stock certificates for the cash merger consideration.


                      WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact Killearn's Chief Financial Officer: William E. Daniels, Jr. at (770) 389-2020 or at Killearn Properties, Inc., 385 Country Club Drive, Stockbridge, Georgia 30281.



                              CAUTIONARY STATEMENT CONCERNING
                                 FORWARD-LOOKING INFORMATION

    THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY KILLEARN CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF, OR CURRENT EXPECTATIONS OF KILLEARN, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO THE MANAGEMENT OF KILLEARN THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN AND: (I) COMPETITIVE PRESSURES IN THE REAL ESTATE MARKETS IN WHICH KILLEARN OPERATES; (II) THE ABILITY OF KILLEARN TO ACQUIRE, DEVELOP, AND MARKET NEW REAL ESTATE DEVELOPMENTS; (III) KILLEARN'S BUSINESS AND GROWTH STRATEGIES; AND (IV) GENERAL ECONOMIC CONDITIONS. EXCEPT FOR ITS ONGOING OBLIGATIONS TO DISCLOSE MATERIAL INFORMATION AS REQUIRED BY THE FEDERAL SECURITIES LAWS, KILLEARN DOES NOT UNDERTAKE AN OBLIGATION TO UPDATE OR REVISE FORWARD-LOOKING STATEMENTS TO REFLECT CHANGES IN ASSUMPTIONS, THE OCCURRENCE OF UNANTICIPATED EVENTS, OR CHANGES IN FUTURE OPERATING RESULTS OVER TIME.


                                     SUMMARY

    This summary highlights selected information from the proxy statement but may not contain all of the information that is important to you. To understand the Merger Agreement and the Merger fully, you should read this entire document carefully, as well as the additional documents to which we refer you. See "Where You Can Find More Information" on page ___. The Merger Agreement is attached as Appendix A to this proxy statement. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger. We have included page references parenthetically, where applicable, to direct you to a more complete description of the topics in this summary.

The Companies

Killearn Properties, Inc.
385 Country Club Drive
Stockbridge, Georgia 30281
(770) 389-2020

    Killearn is engaged in the development of planned communities. Killearn is currently developing a planned community named the Eagle's Landing. Eagle's Landing comprises approximately 3,000 acres in Henry County, Georgia and is approximately 23 miles south of downtown Atlanta and 15 miles south of the Atlanta International Airport.

    This "mixed use" development is presently zoned to allow development in the categories of office, industrial, retail, multi-family residential, single-family residential, lodging, schools, municipal services, religious institutions, parks and recreation, golf course, open space and lakes. The community is planned around Eagle's Landing golf course and country club, which was originally developed by Killearn, but is now owned by the Purchaser.

    At June 30, 1999, approximately 1778 residential lots and 1600 acres of other property had been sold by Killearn in Henry County, Georgia. At that date, approximately 614 platted residential lots remained to be sold and approximately 570 acres of other property remained to be platted and sold. In addition, Killearn had, as of June 30, 1999, approximately 40 acres, which will be used for road right-of-way, utility easements and green areas.

Killearn, Inc. and Killearn Development, Inc.
1570 Rock Quarry Road
Stockbridge, Georgia 30281

    The Merger Sub is a wholly-owned subsidiary of the Purchaser. The Purchaser will acquire Killearn in the Merger. The Purchaser is owned and controlled by the Williams Family.

    The ownership of the Purchaser is set forth in "Questions and Answers about the Merger-Who will own Killearn after the Merger?" on page ___. For further information about the Purchaser, see "Certain Information concerning Merger Sub, the Purchaser and other Affiliates" beginning on page ____.

The Merger (Page__)

Mechanics of the Merger.  In the Merger:

    Killearn will be merged into Merger Sub with the Merger Sub continuing as the surviving corporation (the "Surviving Corporation"); and

    each share of Killearn's common stock (other than shares owned by the Purchaser and the Williams Family) will be converted into the right to receive $5.50 in cash, without interest; and

Consequences of the Merger.  As a result of the Merger:

    the entire equity interest in Killearn will be owned by the Purchaser;

    the unaffiliated shareholders of Killearn will no longer have any interest in, and will not be shareholders of Killearn, and therefore will not participate in its future earnings and growth;

    J. T. Williams, Jr. and David K. Williams, officers and directors of Killearn, through their ownership of the Purchaser, will have the opportunity to benefit from any earnings and growth of Killearn, and will bear the risk of any decrease in Killearn's value; and

    Killearn's common stock will no longer be traded on the American Stock Exchange, price quotations will no longer be available and the registration of Killearn's common stock under the Exchange Act, will be terminated. After such registration is terminated, Killearn will no longer be required to file periodic reports with the Commission.

The Special Meeting (Page __)

    The special meeting will be held on August 9, 1999, at 10:00 a.m., local time, at Killearn's offices at 385 Country Club Drive, Stockbridge, Georgia. At the special meeting, the shareholders of Killearn will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

Record Date; Voting Power; Quorum (Page ___)

    Shareholders of record of Killearn common stock at the close of business on June 15, 1999 are entitled to notice of and to vote at the special meeting. As of the record date, there were 887,412 shares of Killearn common stock issued and outstanding held by approximately 500 holders of record.

    Holders of record of Killearn common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.

    The representation, in person or by proxy, of at least a majority of the outstanding shares of Killearn common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business.

Vote Required; Security Ownership of Management (Page __)

    Under Florida law, the affirmative vote of the holders of a majority of the shares of Killearn common stock outstanding on the record date for the special meeting is required to approve the Merger Agreement. However, the Purchaser and each of the executive officers and directors of Killearn have agreed to vote their shares in favor of the Merger Agreement in the same proportion as the other shareholders of Killearn. As a result, a vote of a majority of the unaffiliated shareholders is required to approve the Merger. For purposes of determining whether the Merger Agreement has received a majority vote, abstentions and broker non-votes (shares held in "street name" through a broker or other nominee as to which voting instructions with regards to the Merger Agreement have not been received from the beneficial owners and such broker or other nominee is not permitted to exercise voting discretion with regards to the Merger Agreement) will not be included in the vote total, although an abstention and a broker non-vote will have the effect of a vote against the Merger Agreement. Abstentions and broker non-votes will, however, be counted for determining whether there is a quorum.

    As of the record date for the special meeting, Killearn's executive officers and directors owned, in the aggregate, 237,133 shares of Killearn common stock or 26.7% of the shares of Killearn common stock then outstanding.

Fairness of the Merger to the Unaffiliated Shareholders

   Prior to their offer to merge with Killearn, the Purchaser and the Williams Family determined that the proposed merger transaction, including the cash consideration of $5.50 per share, was fair and reasonable to the unaffiliated shareholders of Killearn. For a more complete discussion of the factors that contributed to their determination, refer to "Special Factors - Background" page ___.

   Based on a number of factors, including analysis of the merger consideration and the terms and conditions of the Merger Agreement, the special committee and the Board of Directors have each determined that the terms of the Merger Agreement, which were established through arm's-length negotiations with the Purchaser, and the Merger, are fair to, and in the best interests of, Killearn and its unaffiliated shareholders. For a more complete discussion of the factors analyzed by the special committee and the Board of Directors, see "Special Factors - Recommendations of the Board of Directors and special committee" page ___.

   American Express Tax & Business Services, Inc. has delivered its written opinion to the special committee to the effect that, as of May 10, 1999, the cash merger consideration is fair, from a financial point of view, to Killearn's unaffiliated shareholders. For a more complete discussion of the analysis and valuation techniques used by American Express, see
"Special Factors - Opinion of Financial Advisor" page ___.

Recommendations of the Board of Directors and special committee (Page __)

    Because of the potential conflicts of interests of two members of the Board of Directors of Killearn who are owners of the Purchaser, the Board established a special committee to act on behalf of the unaffiliated shareholders of Killearn for the purpose of negotiating the price and other terms of the Merger with the Purchaser and evaluating the fairness of the Merger Agreement. The special committee is composed of Mallory E. Horne and Melvin L. Pope, Jr., both of whom are independent directors.

    The special committee and the Board of Directors have each determined that the terms of the Merger Agreement, which were established through arm's-length negotiations with the Purchaser and the Merger, are fair to, and in the best interests of, Killearn and its shareholders (other than the Purchaser and the Williams Family). Accordingly, the special committee and the Board of Directors have unanimously approved the Merger Agreement and unanimously recommend that Killearn's shareholders vote for approval and adoption of the Merger Agreement.

Opinion of Financial Advisor (Page __)

    American Express Tax & Business Services, Inc. has delivered its written opinion to the special committee to the effect that, as of May 10, 1999, the cash merger consideration is fair, from a financial point of view, to Killearn's shareholders (other than the Purchaser and the Williams Family). A copy of American Express Tax & Business Services, Inc.'s opinion, setting forth the assumptions made, procedures followed, matters considered, and limitations on and scope of the review by American Express Tax & Business Services, Inc., is attached as Appendix B to this proxy statement. You are encouraged to read such opinion in its entirety.

Conflicts of Interest (Page ___)

    In considering the recommendations of the special committee and the Board of Directors, shareholders should be aware that J.T. Williams, Jr. and David K. Williams, who are both officers and directors of Killearn, have interests in the Merger that are different from the interests of Killearn shareholders generally and which may create potential conflicts of interest. The Purchaseris owned entirely and controlled by J.T. Williams, Jr. and his three sons, David K. Williams, John R. Williams and J.T. Williams, III.
The Purchaser will own 100% of the Surviving Corporation's outstanding common stock. Theownership of the Purchaser by J.T. Williams, Jr. and his three sons, David K.Williams, John R. Williams and J.T. Williams, III may have presented
J. T. Williams, Jr. and David K Williams with actual or potential conflicts of interest in connection with the Merger.

Indemnification (Page ___)

    The Merger Agreement provides for indemnification and liability insurance arrangements for the current officers and directors of Killearn.

Federal Income Tax Consequences (Page ___)

    There will be tax consequences of the Merger to the holders of Killearn common stock. The receipt of cash by a shareholder in exchange for his or her shares of Killearn common stock pursuant to the Merger will constitute a taxable transaction to such shareholder for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, a shareholder will recognize gain or loss equal to the difference between $5.50 per share and such shareholder's adjusted tax basis in the shares exchanged.

    All shareholders should read carefully the tax discussion in "The Merger-Federal Income Tax Consequences" beginning on page ___. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws.

Accounting Treatment (Page ___)

    Killearn expects that the Merger will be treated as a recapitalization for accounting purposes because it will not constitute a change of control under generally accepted accounting principles. As a result, the historical cost basis of Killearn's assets and liabilities will not change.

Dissenters' Appraisal Rights (Page ___)

    Killearn shareholders are not entitled under Florida law or Killearn's articles of incorporation to exercise dissenters' appraisal rights in connection with the Merger.

Financing of the Merger (Page ___)

    The total amount of funds necessary to fund the Merger is expected to be approximately $3.6 million. These funds are expected to come from the following sources:

         the 315,430 shares of Killearn common stock owned by Wimberly Investment Funds, L.P. will be paid for by the cancellation of $1,734,865 (or $5.50 per share) of the indebtedness (including accrued and unpaid interest) owed by Wimberly to the Purchaser;

         the 132,000 shares of Killearn common stock owned by Proactive Technologies, Inc. will be paid for by the cancellation of $726,000 (or $5.50 per share) of the indebtedness (including accrued and unpaid interest) owed by PTI to the Purchaser;

         approximately $900,000 will be borrowed by the Purchaser from American Century Bank pursuant to an existing line of credit; and

    The balance of the Merger consideration will be paid with cash of the Purchaser on hand at the effective time of the Merger estimated to be approximately $250,000.

The Merger Agreement (Page ___)

    Conditions of the Merger  (Page ___)

    Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, most of which may be waived. The most significant condition to consummating the Merger includes the approval and adoption of the Merger Agreement by the holders of a majority of the shares of Killearn common stock.

No Solicitation  (Page ___)

    The Merger Agreement prohibits Killearn, its subsidiaries, and any of Killearn's or its subsidiaries' directors, officers, employees, agents or representatives from directly or indirectly:

         initiating, soliciting, or encouraging any inquiries, discussions or making any proposal with a third party with respect to any merger, consolidation or other business combination involving Killearn or any acquisition of any kind of a material portion of the assets or capital stock of Killearn or its subsidiaries (a "Takeover Proposal"); or

         negotiating, exploring or otherwise communicating in any way with any third party with respect to any Takeover Proposal or entering into or consummating any agreement arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger.

    The Merger Agreement permits Killearn, prior to the special meeting, to consider an unsolicited Takeover Proposal and to enter into an agreement with respect to a Takeover Proposal if the following conditions are met: (a) the special committee of the Killearn Board of Directors determines in good faith by a majority vote based upon the advice of its outside counsel that the Board is required to do so by its fiduciary obligations and (b) the Purchaser has been notified of the Takeover Proposal by Killearn.

Termination  (Page ___)

    The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the effective time of the Merger, whether before or after approval by Killearn's shareholders:

         by the mutual written consent of Killearn and the Purchaser;

         by either Killearn or the Purchaser if the Merger has not been consummated by December 31, 1999, unless the failure by the terminating party to fulfill any obligation under the Merger Agreement caused or resulted in the failure of the Merger to be consummated by December 31, 1999;

         by either the Purchaser or Killearn if Killearn's Board of Directors or any committee thereof withdraws or modifies or refrains from giving its approval or recommendation of the Merger Agreement or the Merger;

         automatically, without action by any party thereto, if the Killearn shareholders do not approve the Merger Agreement at the special meeting;

         by either Killearn or the Purchaser if the other party breaches any of its representations, warranties and agreements under the Merger Agreement and such breach is not cured within 10 days of notice; or

         by Killearn subsequent to a Takeover Proposal if its special committee determines in good faith by a majority vote based upon the advice of its outside counsel that the Board is required to do so by its fiduciary obligations, and after it notifies the Purchaser of the Takeover Proposal.

Fees and Expenses  (Page __)

    Killearn and the Purchaser will pay their own fees, costs and expenses incurred in connection with the Merger Agreement (except that Killearn will bear all expenses incurred in connection with this proxy statement).

Regulatory Approvals (Page __)

    Killearn is not aware of any material governmental or regulatory approvals, which are required for consummation of the Merger.

                      Market Prices for Common Stock and Dividends

    Killearn's common stock is traded on The American Stock Exchange, Inc. under the symbol "KPI." The following table sets forth for the fiscal quarter indicated the high and low closing bid prices per share of Killearn's common stock as reported by the AMEX:

    Fiscal Year ended April 30, 1998                  High            Low
      First Quarter                                  $5.63           $4.50
      Second Quarter                                $10.83           $5.50
      Third Quarter                                  $9.83           $7.00
      Fourth Quarter                                 $9.00           $7.83

    Fiscal Year ended April 30, 1999
      First Quarter                                  $9.75           $8.38
      Second Quarter                                $10.50           $9.38
      Third Quarter                                  $9.63           $4.00
      Fourth Quarter                                 $5.38           $4.50

    Fiscal Year ended April 30, 2000
    First Quarter (through July 12, 1999)            $5.38           $4.81

    On April 20, 1999, the last trading day prior to the announcement of the Board's preliminary approval of the Merger, the closing price per share of Killearn's common stock as reported by AMEX was $4.50. On July 12, 1999, the closing price per share of Killearn's common stock as reported by AMEX was $5.38.

    Killearn has never paid cash dividends on its common stock.

    On the record date for the special meeting, there were approximately 500 holders of record of Killearn's common stock.

    Shareholders should obtain current market price quotations for Killearn's common stock in connection with voting their shares of common stock.



                         SUMMARY FINANCIAL INFORMATION

    The following tables set forth selected financial information for Killearn for each of the five fiscal years in the period ended April 30, 1998 and for the nine months ended January 31, 1998 and January 31, 1999. Such information should be read in conjunction with the historical financial statements of Killearn and the notes thereto which are incorporated by reference into this proxy statement. Selected financial information for Killearn as of and for the nine months ended January 31, 1998 and January 31, 1999 has been derived from the unaudited historical financial statements of Killearn and, in the opinion of Killearn's management, includes all adjustments (consisting only of normal recurring adjustments) that are considered necessary for a fair presentation of the operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                                                                                                                 Unaudited
                                                                   Year Ended                                Nine Months Ended
                                         _____________________________________________________________     ______________________
                                          April 30,    April 30,    April 30,    April 30,    April 30     January 31  January 31
                                            1994         1995         1996         1997         1998          1998        1999
                                         _________    _________    _________    _________    _________     _________    _________
                                                         (in thousands, except earnings per share)
Total revenues                           $ 17,821      $ 17,896     $ 16,044     $ 13,194     $ 13,852      $ 11,866     $ 14,475
Operating income                              278         1,001        1,960        1,834          921           657          734
Net income                                    287           621        1,277        1,095          301           410          440

Earnings per common share:
Basic                                         .20           .43          .84         1.23          .34           .46          .50
Diluted                                       .20           .43          .84         1.23          .34           .46          .50

Number of shares used in per share computations:
Basic                                        1439          1439         1439          887          887           887          887
Diluted                                      1439          1439         1439          887          887           887          887

Balance Sheet Data (End of Year):

Cash, cash equivalents and investments        683           666          324          269          366           262          324
Working capital                            56,279        49,100       46,855       28,213       24,154        29,427       23,015
Total assets                               61,151        54,662       55,914       32,812       29,323        33,511       27,493
Total current liabilities                   4,872         5,562        9,059        4,599        5,169         4,084        4,478
Long-term debt, net of current portion     38,920        31,121       27,632       25,085       20,776        25,890       19,146
Total stockholders' equity               $ 17,358      $ 17,979     $ 19,223      $ 3,127      $ 3,428       $ 3,537      $ 3,869

                                                                           Unaudited
                                              Year Ended                Nine Month Ended
                                         ______________________    __________________________
                                          April 30     April 30,    January 31    January 31,
                                            1997         1998          1998          1999
                                         _________    _________     __________    __________

Book value per common share                $3.52        $3.86         $3.99         $4.36
Common shares outstanding                887,412      887,412       887,412       887,412




No Projections of Future Operating Results

    The Purchaser was not provided with any non-public business or financial information relating to Killearn, including any projections of Killearn's future operating performance.

                              SPECIAL FACTORS

Background of the Merger

    J.T. Williams, Jr. and David K Williams, two officers and directors of Killearn, own directly, or through the Purchaser, as of July 1, 1999, 237,133 shares of Killearn common stock, constituting approximately 26.7% of the issued and outstanding shares of Killearn common stock. These shares were acquired from time to time in market transactions commencing in January 1998.

    Twice in the last two years, Proactive Technologies, Inc. ("PTI") has proposed transactions involving Killearn's outstanding stock. PTI is currently, and in the past has been, a large shareholder of Killearn and the maker of several promissory notes held by the Purchaser. See "The Merger - Financing" on page __ and "Beneficial Ownership of Common Stock" on page __. In addition, from October 1996 to August 1997, Mark A. Conner was Chairman of the Board and President of both PTI and Killearn. Mr. Conner is no longer associated with Killearn. From March 1997 to July 1997, David K. Williams, an officer and director of Killearn, was Chief Financial Officer of both PTI and Killearn. Mr. Williams ceased his association with PTI in July 1997.

    On December 3, 1997, PTI offered to acquire all of the outstanding stock of Killearn for $9.00 per share. Although Killearn convened a special committee of the board of directors to consider this proposal, several conditions to the proposed offer did not occur and the transacting was never consummated.

    Then in February 1999, J.T. Williams, Jr., the Chairman of the Board of The purchaser, was contacted by PTI. During the conversations held in February 1999, PTI offered to sell to the Purchaser 132,000 shares of Killearn common stock at a price of $6.50 per share. PTI indicated that the sale would be subject to the approval of a group controlled by Mr. Mason Hawkins and other creditors of PTI and who held the Killearn common stock as collateral for certain loans. Without conducting a formal analysis of the purchase price or valuation of Killearn's assets, the Purchaser preliminarily agreed to these terms. In March 1999, PTI advised the Purchaser that PTI was unable to secure Mr. Hawkins' approval to the proposed transaction and the agreement to sell the Killearn common stock to the Purchaser was terminated.

    In March 1999, Mr. Hawkins contacted the Purchaser and offered to sell the Purchaser 132,000 shares of Killearn common stock. Mr. Hawkins did not indicate a proposed sales price for the Killearn common stock. The Purchaser declined Mr. Hawkins' offer, but offered instead to purchase the notes issued by PTI in the aggregate principal amount of approximately $1,400,000 (including accrued and unpaid interest), which was secured by these shares, for $1,150,000. The offer was accepted by Mr. Hawkins, subject to the consent of PTI, which was required by the terms of the notes. PTI consented to the transaction, and on March 24, 1999, the Purchaser acquired these notes from the group controlled by Mr. Hawkins for an aggregate purchase price of $1,150,000.

    On March 9, 1999, Mr. Arthur Weiss, who is the Chairman of the Board of PTI, requested a meeting with the Purchaser in order to discuss a two step transaction among Killearn, a partnership controlled by Mr. Weiss, and the Purchaser. The first step of the proposed transaction would require the Purchaser to purchase substantially all of the assets of Killearn in exchange for the Purchaser's shares of Killearn common stock valued at $5.50 per share) , a promissory note issued to the Purchaser by PTI in the aggregate principal amount of approximately $1,400,000 (including accrued and unpaid interest) and the balance, if any, in a promissory note to be issued by the Purchaser. In the second step, the partnership controlled by Mr. Weiss would contribute to Killearn certain real estate assets in exchange for shares of Killearn common stock (each valued at $5.50 per share). Mr. Weiss stated that his purpose was to acquire the controlling interest of a public corporation which owns viable real estate assets. Other than shares held by the Purchaser and shares received by the partnership controlled by Mr. Weiss, the proposed transactions would not affect Killearn common stock held by the other shareholders. The Purchaser agreed to consider the proposed transaction.

    On March 17, 1999, the Purchaser preliminarily agreed to Mr. Weiss' proposed offer and presented it to Killearn. The Purchaser, Killearn and the partnership controlled by Mr. Weiss executed a non-binding letter of intent, which was specifically subject to approval by the board of directors and shareholders of Killearn.

    Between March 9, 1999 and March 26, 1999, the Purchaser and Killearn further considered the proposal. The Purchaser and Killearn were unable to agree upon which assets of Killearn were to be acquired by the Purchaser and the value of these assets if acquired.

    On March 19, 1999, Killearn's board of directors appointed a special committee, consisting of Mallory E. Horne and Melvin L. Pope, Jr., to analyze the terms of the proposed transaction among the Purchaser, the partnership controlled by Mr. Weiss and Killearn, including analyzing the income tax consequences of the proposed transaction to the shareholders of Killearn.

    On March 26, 1999, the special committee of Killearn advised the Board of Directors of Killearn that they would not recommend the proposed transaction involving the partnership controlled by Mr. Weiss, the Purchaser and Killearn. Based on the advice of its tax advisor, the special committee and the Board determined that the sale of its assets to the Purchaser would force Killearn to recognize a large taxable gain as a result of its low basis in these assets. Therefore, the special committee and the Board determined that the proposed transaction would not be in the best interest of Killearn's shareholders.

     After the Board's decision to reject the Weiss proposal, the Purchaser and the Williams Family began considering a transaction whereby the Purchaser would acquire all of the outstanding stock of Killearn. In early April 1999, the Purchaser offered to purchase in a merger transaction all of the shares of Killearn common stock not owned by the Purchaser or the Williams Family for $5.50 per share. The price of $5.50 was determined by the Purchaser and after considering of a number of factors. First, the then current book value of the Killearn common stock was $4.36 per share. Therefore, $5.50 per share represented a significant premium over Killearn's book value. Second, the Purchaser and the Williams Family had acquired its 26.7% interest in Killearn during the past year and a half for an average price of $4.99 per share. This suggested that the Purchaser and the Williams Family had been able to make open market, arms-length purchases of Killearn common stock and become a significant shareholder, mostly at prices below $5.50 per share. Third, although the Killearn common stock had traded at prices above $5.50 per share during certain periods in the last year, at the time of the offer the market price was $4.50 per share. Fourth, the Purchaser and the Williams Family calculated that the gross asset value of the land owned by Killearn was approximately $50 million based on its estimates of future land sales. The Purchaser and the Williams Family then concluded that once this amount was discounted for bulk sales and the outstanding debt attributable to these assets, it left a net asset value would be less than $5.00 per share. In calculating these numbers, the Purchaser and the Williams Family discounted the bulk sales by 10% per year for a five to six year sales period which based on their experience was typical for property of this kind. Fifth, the Purchaser and the Williams Family considered the previous firm offers that had been presented to Killearn with respect to its stock. In particular, they gave weight to the fact that Mr. Weiss had proposed a transaction whereby he independently attributed a value of $5.50 per share to the common stock of Killearn. They also noted, but distinguished, the prior proposed transactions with PTI. Although in the first transaction, PTI offered $9.00 per share, the deal could not be consummated at that price. In addition, the transaction for $6.50 per share had only been an offer to sell the Killearn common stock owned by PTI and the Purchaser had not conducted a formal valuation or given a definitive acceptance of PTI's offer.

    Neither the Purchaser nor the Williams Family considered a going concern value of Killearn because of the late stage of development of Killearn's properties. The Purchaser and the Williams Family also dismissed liquidation values because the Purchaser and the Williams Family believed that a sale of Killearn's properties in liquidation would generate a lower sales price, and, therefore, a lower estimate of value of Killearn, than their previous valuations.

    Given their analysis, the Purchaser and the Williams Family believed that the Merger and the merger consideration of $5.50 per share are fair to the unaffiliated shareholders of Killearn. The Board of Directors agreed to consider the proposed transaction with the Purchaser.

    On April 19, 1999, the special committee of the Board met with representatives of American Express Tax and Business Services Inc. to discuss the Purchaser's proposal. American Express advised the special committee that its preliminary opinion was that the proposed Merger was fair from a financial point of view to the unaffiliated shareholders of Killearn. It told the committee that it based its preliminary opinion upon valuations of the company, its operation and prospects, including valuations based on discounted cash flow analysis, market-to-book ratios, historical stock performance and current trading prices. The special committee advised the board immediately thereafter that subject to the receipt of a final fairness opinion and the execution of definitive agreement, which would contain customary terms and provisions and would require the receipt of shareholder approval, that they would recommend the proposed transaction.

    During the next several weeks, Killearn and the Purchaser and their respective legal counsel, Greenberg Traurig, P.A. and Montello & Kenney,P.A. negotiated the terms and conditions of a definitive Merger Agreement. The parties negotiated the terms of particular representations, warranties and covenants of each of the parties, as well as certain restrictions on Killearn from negotiating other takeover proposals. The parties also negotiated the indemnification provisions to be included in the definitive Merger Agreement.

    On May 7, 1999, the special committee, together with representatives of American Express and Greenberg Traurig, met to review the Purchaser's proposal, including the negotiated Merger Agreement. Greenberg Traurig summarized the material terms of the Merger Agreement for the special committee. American Express then presented the special committee with an analysis that it had performed to produce a range of implied values for Killearn's common stock. American Express concluded by delivering an oral opinion to the special committee, which it later confirmed in writing, that the merger consideration to be received by Killearn's shareholders (other than the Purchaser and the Williams Family) was fair from a financial point of view to such shareholders. Based on American Express' opinion and valuation analysis presented at the meeting and the proposed terms of the definitive Merger Agreement, the special committee unanimously determined that the Merger Agreement and the Merger are fair to, and in the best interest of, Killearn and its unaffiliated shareholders, and recommended that the Board of Directors approve the Merger Agreement and the Merger.

    Immediately after the special committee's meeting, the Board of Directors of Killearn met to receive the report of the special committee. At this meeting, the special committee unanimously recommended that the Board of Directors adopt and approve the Merger Agreement and the Merger. After discussing the recommendation of the special committee and other factors, the Board determined that the Merger Agreement and the Merger are fair to, and in the best interest of, Killearn and its unaffiliated shareholders, and unanimously adopted and approved the Merger Agreement and the Merger.

    A more complete description of the factors considered by the special committee and the Board of Directors is set forth under the caption "Recommendations of the special committee and Board of Directors" on pages ___ through ___.

Recommendations of the special committee and Board of Directors

    On May 7, 1999, the special committee unanimously determined that the Merger Agreement and the Merger, are fair to, and in the best interests of, Killearn and its unaffiliated shareholders, and recommended that the Board of Directors approve and adopt the Merger Agreement and that it be recommended to the shareholders of Killearn.

    On May 7, 1999, the Board, based on the unanimous recommendation of the special committee, unanimously determined that the Merger Agreement and the Merger, are fair to, and in the best interests of, the unaffilliated shareholders of Killearn, and recommended that the shareholders approve and adopt the Merger Agreement.

    During their deliberations, the special committee and Board of Directors were assisted by their financial advisor, American Express Tax & Business Services, Inc., and their legal counsel, Greenberg Traurig, P.A.

    Special Committee Factors. In connection with its recommendation, the special committee considered a number of factors, including, the following.

    1.    The special committee reviewed the historical market prices, recent trading activity and the trading volume of Killearn's common stock. Although these results were a factor in their recommendation, they were in no way conclusive. Even though the trading price during the last 18 months had exceeded $10.50 per share, the committee believed that these prices are not
reflective of the fair market value of Killearn common stock   because of the
very small trading volume. The merger consideration of $5.50 per share did, however, represent a premium of approximately 11.3% over the average closing price of $4.94 during the 120 business days prior to May 7, 1999, the date on which the special committee made its unanimous recommendation to the Board.

    2.    The special committee was advised by American Express Tax &
Business Services, Inc. which made oral presentations to the special committee at its April 19, 1999 and May 7, 1999 meetings, as to various financial matters. The special committee was persuaded by American Express' discussion with respect to the various valuations of Killearn and has adopted their conclusions regarding such matters. More specifically, the special committee
was persuaded by   the oral opinion of American Express Tax & Business
Services, Inc., later confirmed in writing, addressed and delivered to the special committee on May 10, 1999, as to the fairness from a financial point of view of the merger consideration to be received by Killearn's shareholders (other than the Purchaser and the Williams Family) pursuant to the Merger Agreement. A copy of American Express Tax & Business Services, Inc.'s opinion, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this proxy statement and should be read carefully in its entirety. Specifically, the special committee was persuaded by American Express' comparable company market-to-book analysis and its discounted cash flow analysis both finding the intrinsic value of Killearn to be very close to the $5.50 per share offered by the Purchaser. In addition, the special committee rejected liquidation values and values based on earnings or sales analysis because they found, based on the analysis by American Express, that these methodologies were ill-suited for valuing companies in late stages of a real estate development cycle. See "Special Factors - Opinion of Financial Advisor " on page ______.

    3. The special committee received and considered information with respect to the financial condition, results of operations, business and prospects of Killearn, as well as the risks involved in achieving such prospects, and the general economic and market conditions affecting Killearn. They determined that most of Killearn's real estate projects are in the late stages of development and will be fully developed and sold during the next several years. Therefore, in order to continue the business as a going concern, Killearn would have to identify, purchase and develop new tracts of real estate. The development of these real estate tracts by Killearn would take a significant period of time (10-20 years), and initially the development costs would greatly exceed any related revenues. In addition, such projects would entail a high degree of risk. There is no assurance that Killearn would be able to identify a suitable real estate acquisition and attain adequate returns to its shareholders. In contrast, the special committee considered the fact that consummation of the Merger would preclude the shareholders from having the opportunity to participate in Killearn's future earnings or prospects and that the Williams Family would solely benefit from any increases in the value of Killearn following the Merger by reason of their ownership of the Purchaser. Overall, the special committee felt that avoiding future risk was a factor in favor of the guaranteed proceeds of the Merger.

    4. The special committee was influence by the likelihood of consummation of the Merger, the proposed structure of the Merger and anticipated closing date, and the conclusion that the Purchaser has the financial capability of completing the Merger .

    5. The special committee reviewed and analyzed the terms and conditions of the Merger Agreement, including the ability of Killearn, to the extent required by fiduciary obligations of the special committee to Killearn's shareholders, to terminate the Merger Agreement in order to approve a Takeover Proposal on terms more favorable to Killearn's shareholders than those set forth in the Merger Agreement.

    6. The special committee considered the fact that the Purchaser and certain members of the Williams Family had purchased stock of Killearn within the last year at prices greater than $5.50 per share. Yet, such factors were not determinative of their opinion as to the fairness of the Merger from a financial perspective. In many instances, the purchases occurred when Killearn's common stock was trading at a higher price than it is currently trading. The committee also recognized that the thinly-traded market for the shares of Killearn made exact valuation on a daily basis very difficult. The special committee concluded that the purchases were not based on a formal valuation of the company and if such a valuation had been done, then the Purchaser and/or member of the Williams Family would not have made the acquisition at such a high price.

    7. The special committee also considered the recent transactions that had been proposed by Mr. Weiss and PTI. The special committee noted that Mr. Weiss proposed a transaction which attributed a value of $5.50 per share to the Killearn's outstanding stock. In contrast, the special committee did not give much weight to the proposed sale by PTI of its Killearn common stock to the Purchaser for $6.50 because the Purchaser did not conduct a formal evaluation of the price nor did it make a formal acceptance of the offer.

      In view of the various factors considered by the special committee in connection with its evaluation of the Merger Agreement and the merger consideration, the special committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by Killearn's financial advisor and taking into account the existing trading ranges for Killearn's common stock, the special committee determined that the Merger, including the merger consideration, was fair, to Killearn's unaffiliated shareholders. In considering the factors described above, individual members of the special committee may have given different weights to different factors. Except for above paragraphs (5) and (6), the special committee considered the foregoing factors to be positive factors supporting its determination that the Merger is fair and in the best interest of Killearn's unaffiliated shareholders.

      In addition, the special committee determined that the Merger was procedurally fair because, among other things: (1) the special committee consisted entirely of non-management, non-affiliated, independent directors appointed to represent the interests of Killearn's unaffiliated shareholders;
(2) the special committee and Board were represented by Greenberg Traurig, Killearn's outside legal counsel, whereas the Purchaser and the Williams Family retained and were represented by separate legal counsel; (3) the special committee retained American Express Tax & Business Services, Inc. as its financial advisor to assist it in evaluating a potential transaction and received advice from American Express; (4) the special committee engaged in extensive deliberations in evaluating the sales process; (5) the $5.50 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the special committee and its representatives, on the one hand, and the Purchaser and its representatives, on the other hand; and (6) the Purchaser and the executive officers and directors of Killearn have agreed to vote their shares in proportion to the vote cast by the unaffiliated shareholders. The special committee believed that such safeguards were sufficient to assure that the Merger is fair to, and in the best interests of Killearn's unaffiliated shareholders.

    Board of Directors Factors. In connection with its recommendation, the Board considered the following factors: (1) the determinations and recommendations of the special committee; (2) the factors referred to above as having been taken into account by the special committee; and (3) the fact that the cash merger consideration and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the special committee and Killearn, on the one hand, and the Purchaser, on the other hand. The Board, after hearing the report of the special committee, adopted the special committee's analysis as well as the analysis of American Express.

    The Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. Rather, the Board reached a general consensus that the Merger was advisable and in the best interests of Killearn, its unaffiliated shareholders and Killearn's other constituencies. In considering the factors described above, individual members of the Board may have given different weight to different factors. Except for paragraphs (5) and (6) of the special committee factors, the Board considered the foregoing factors to be positive factors supporting its determination that the Merger is fair and in the best interest of Killearn's unaffiliated shareholders.

    The Board determined that the Merger was procedurally fair because, among other things: (1) the special committee consisted entirely of non-management, non-affiliated independent directors appointed to represent the interests of the Killearn's unaffiliated shareholders; (2) the special committee and Board were represented by Greenberg Traurig, Killearn's outside legal counsel, whereas J.T. Williams, Jr. and David K. Williams and the Purchaser retained and were represented by separate legal counsel; (3) the special committee retained American Express Tax & Business Services, Inc. as its financial advisor to assist it in evaluating a potential transaction and received advice from American Express; (4) the special committee engaged in extensive deliberations in evaluating the sales process; (5) the $5.50 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the special committee and its representatives, on the one hand, and the Purchaser, on the other hand; and (6) the Purchaser and the executive officers and directors of Killearn have agreed to vote their shares in proportion to the vote cast by the unaffiliated shareholders. The Board believed that such safeguards were sufficient to assure that the Merger is fair to, and in the best interests of Killearn's unaffiliated shareholders.

    Fairness of the Merger. Based on the factors set forth above, Killearn believes that the consideration to be received by its unaffiliated shareholders pursuant to the Merger is fair from a financial point of view.

Purchaser's and the Williams Family's Purpose and Reasons for the Merger

    The purpose of the Purchaser and the Williams Family for engaging in the Merger is to gain 100% ownership of Killearn. After gaining 100% control of Killearn, the Purchaser intends to make a subchapter S election and continue to operate as an S-corporation. This restructuring has certain tax advantages over the traditional C-corporation. An S-corporation is effectively taxed as a partnership and therefore avoids taxation at both the corporate level and the shareholder level. Instead, the income is only taxable to the shareholders; there is no separate entity-level tax. The Purchaser and the Williams Family believe that the after-tax return from Killearn's future business activities can be improved by making this election. Also, because of the late stage of development of Killearn's assets, Killearn is faced with the decision to either wind-down its development operations or seek additional investment projects and commit to an additional 10-20 year development cycle. While the Purchaser and the Williams Family believe that there will be significant opportunities associated with their investment in Killearn, there are also substantial risks that such opportunities may not be fully realized. This assessment is based upon publicly available information regarding Killearn, the Purchaser's and the Williams Family's due diligence investigation of Killearn and the Purchaser's and the Williams Family's experience. Therefore, given the advantages of a subchapter S election and the timing issues discussed above, the Purchaser and the Williams Family feel that this is an appropriate time to undertake this acquisition.

    The proposed acquisition of Killearn has been structured as a merger in order to permit the acquisition of all of Killearn's common stock. Neither the Purchaser nor the Williams Family considered other alternatives to the structure of the transaction, except as described under "Special Factors -- Background of the Merger" on page ___.

Opinion of Financial Advisor

    American Express Tax & Business Services, Inc. ("American Express") has acted as the sole financial advisor to the special committee in connection with the Merger and has assisted the special committee in its examination of the fairness, from a financial point of view, to the public shareholders of Killearn of the consideration to be received by them in the Merger. As used herein and in the opinion of American Express, the term "public shareholders" means all shareholders of Killearn other than the Purchaser and the Williams Family.

    American Express indicated to the special committee that it was prepared to render its opinion as to the fairness of the merger consideration as proposed by the Purchaser to Killearn's public shareholders from a financial point of view on April 19, 1999, subject to American Express' review of drafts of the Merger Agreement and this Proxy Statement. On May 7, 1999, American Express delivered its oral opinion to the special committee and the Board of Directors to the effect that, as of the date of such opinion, the $5.50 per share cash consideration to be received in the Merger is fair to the public shareholders of Killearn from a financial point of view. The full text of American Express' written opinion, which sets forth the assumptions made, procedures followed, matters considered and scope of review by American Express in rendering its opinion, was delivered on May 10, 1999 and is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Shareholders are urged to read the American Express opinion in its entirety. In addition, a copy of the written report presented by American Express to the special committee was filed as an exhibit to the Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3") under the Exchange Act filed by Killearn, with the Commission with respect to the transactions described in this Proxy Statement. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Killearn during regular business hours by any interested shareholder of Killearn, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, in the manner specified in "Available Information". The summary set forth below does not purport to be a complete description of such materials or presentations by American Express.

    In arriving at its opinion, American Express (i) considered financial information with respect to the assets of Killearn through January 31, 1999;
(ii) reviewed certain financial analyses and forecasts of sales and development activities; (iii) analyzed publicly available information; (iv) held discussions with management of Killearn; (v) reviewed appraisals and sales documents; (vi) reviewed historical stock market prices and trading volumes of Killearn common stock; (vii) reviewed drafts of the Merger Agreement; and (viii) made such other studies and inquiries and considered such other data as it deemed relevant. In addition, American Express relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished to it by Killearn. American Express further assumed that projections of sales and related costs examined by American Express were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Killearn's management as to the future performance of Killearn. In addition, in accordance with the special committee's instructions regarding
American Express' review of the Merger, American Express did not advise the special committee with respect to alternatives to the Merger. No other limitations were imposed by the special committee or the Board upon American Express with respect to the investigations made or procedures followed by American Express in rendering its opinion.

    American Express employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion it has reached. Each analytical technique has inherent strengths and limitations, and the nature of the available information may further affect the value of particular techniques. Its conclusion is based on all the analyses and factors it considered taken as a whole and also on application of its experience.
Such conclusions often involve significant elements of judgment and qualitative as well as quantitative analysis. Hence, it expresses no opinion as to the probative force standing alone, of any one or more parts of the material that follows. Its only opinion is the formal written opinion that it has expressed as to the fairness from a financial point of view of the consideration being paid in the Merger. Its opinion, analyses and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date thereof, and on information available to it as of the date thereof.

    In delivering its opinion and making its presentations to the special committee and the Board of Directors on May 7, 1999, American Express considered and presented the financial and comparative analyses of various indicators of value of Killearn set forth below. This financial and comparative analyses, including the ranges of share values implied by such analyses, were based in part upon projections prepared by Killearn.

    American Express' financial analyses employed the following two types of approaches: (i) a comparative company analysis, and (ii) a discounted cash flow analysis. American Express considered, and to some degree utilized, all of the analyses described below. American Express considered but rejected use of break-up or liquidation value analysis.

    Comparable Company Analysis. In the comparable company analysis, American Express compared Killearn's financial performance against that of publicly traded companies, whose primary operations involved land development.

    Although American Express was unable to locate information on specific companies substantially similar to Killearn, it was able use information compiled by Ibbotson and Associates with respect to composite, industry-wide information for real estate and land development companies. Using these industry composite figures, American Express was able to calculate values for Killearn based on price-earnings ratios, price-sales ratios, price-cash ratios and market-to-book ratios. American Express' analysis generated values ranging from $3.13 to $78.21 per share.

    American Express concluded that the operations of Killearn do not support the values implied by most of these types of analysis. In comparing Killearn's financial performance over the most recent three years and the
most recent twelve month period against that of the   composite information,
American Express observed that Killearn was much smaller than the median companies in, among other areas, revenues, earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes. In addition, since Killearn's assets were in the late stages of development, it would need to commit to additional investments in new properties with an investment horizon of 10-20 years in order to maintain its current levels of sales. Therefore any analysis based on earnings or sales artificially inflates the value attributable to Killearn. However, the market-to-book ratios produced more reasonable values ranging from $3.13 to $9.55. These composite valuations imply that the $5.50 per share offered by the Purchaser is within the range of comparable company valuations.

    Discounted Cash Flow Analysis. American Express used discounted cash flow analysis to discount Killearn's projected cumulative cash flows to a present value. This analysis assumed the continued viability of Killearn, that it will develop and sell land for amounts approximating those in the forecasts, and will have sufficient capital to acquire and develop land in the future.

    In order to calculate these discounted values American Express used forecasts and estimates of development and sales of land parcels currently held by Killearn. In determining its estimate of Killearn's land values, American Express reviewed independent appraisal reports which had been conducted over the last five years and estimates provided by the management of Killearn. The independent appraisals of Killearn's land were conducted by Bob Sorrells & Associates, and John K. Selfe III independent real estate appraisers. These appraisals were conducted for various banks in connection with proposed bank loans to be made by such banks to Killearn. As a result, the independent appraisers were chosen by these banks, but Killearn paid the real estate appraisal firm as required by the banks. All of the appraisals prepared by the real estate appraisal firm are available for inspection at Killearn's principal executive offices during Killearn's regular business hours by any interested stockholder of Killearn or such stockholder's representative who has been so designated in writing.
Of these various estimates of land value, management agreed with all of the appraisals except for one which appraised approximately 75 acres of commercial land. This appraisal (the "Appraisal") was prepared in October 1998 by Bob Sorrells & Associates and was the basis of the land sales projections used by American Express.

    In preparing the Appraisal, the appraiser inspected the land held by Killearn and made assumptions regarding the construction of improvements to the land including the construction of a public highway through a portion of the property. The Appraisal concluded that with these improvements the land could be sold in commercial tracts ranging from $100,000 to $325,000 per acre. These estimates were based on sales of land in an area approximately 10 miles closer to downtown Atlanta. The Appraisal then concluded that the total acreage, when sold, would generate approximately $16,830,000 of sale proceeds for Killearn.

    The management estimates were based on historical land sales by Killearn to independent, unaffiliated buyers, including a local utility, Management disagreed with the figures included in the Appraisal because the appraiser assumed that much of the land would be sold after the construction of the public highway and would therefore generate higher sales prices. In addition, management felt that the historical sales prices of properties owned by Killearn were better indicators of the value of Killearn's properties than historical sale prices obtained for other properties which had different amenities and were located closer to downtown Atlanta. Therefore, management concluded that lots would sell for prices between $100,000 to $250,000 per acre, for total proceeds of approximately $9,870.000.

    Finally, American Express considered both of these estimates of future sales proceeds and conducted its own general inspection of Killearn's properties and the comparable properties contained in the Appraisal. Based upon its inspection, it agreed with management that some of the comparable properties contained in the Appraisal are different and warrant lower land values than given by the appraiser. However, based on its own experience valuing real estate assets, it assigned values to certain tracts of land that were higher than management's estimates. Therefore, it calculated its own sales value base on historical data and its estimation of the effect of improvements to the property and concluded that the tract prices would range from $100,000 to $275,000, for total proceeds of $13,530,000.

    From these sets of estimates (American Express', Killearn's management, and the Appraisal, American Express deducted forecasts and projections of commissions, general and administrative expenses, income taxes and other amounts incident to the sale of the land or operation of Killearn to arrive at future estimated cash flows. These cash flows were discounted to their present value using a 12% discount rate which American Express estimated to be the appropriate rate for an investment in a similar company. It arrived at this discount rate by considering the effects of inflation, security, liquidity, and returns on high-grade investments such as United States Treasury Bonds. It also noted that 12% was consistent with ranges of discount rates on similar investments as provided by Ibbotson and Associates and ranges used by certain real estate appraisers of Killearn's properties.

    American Express' analysis resulted in values per share of Killearn common stock under each of these scenarios of $4.79 for the American Express case, $6.27 per the Appraisal and $2.92 per Killearn management's estimates. The difference in these values resulted from the disputed projections of land values as discussed above . American Express concluded that its base case determination, and therefore the $5.50 per share offered by the Purchaser, was therefore an appropriate and reasonable estimate of discounted value.

    Comparable Sales Analysis. American Express was unable to identify recent sales of similar companies with which to complete this analysis.

    Liquidation Analyses. American Express considered, but rejected, use of liquidation value analyses which assume the sale of land "as is", with no further development cost and a significant reduction of general and administrative costs. The overall result of this analysis was that the decrease in sales value of the land significantly outweighed any savings from cessation of development activity. Also, because of the cessation of development activity, the deferred tax liability, created out of timing differences in the capitalization of real estate taxes and interest during development, converts into a tax payable and further reduces the value of the stock. The resulting value per share of a liquidation approaches zero.

    Other. American Express is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. The special committee selected American Express to act as its financial advisor in connection with the Merger on the basis of American Express' reputation and its experience in transactions of this type.

    In connection with its financial advisory services and the delivery of its opinion, American Express received a fee of $25,000, which fee was not contingent upon a favorable opinion. In addition, Killearn agreed to reimburse American Express for its reasonable out-of-pocket expenses incurred during its engagement and to indemnify American Express and hold them harmless against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its rendering of services under its engagement.

Conflicts of Interest

    In considering the recommendations of the special committee and Board of Directors, Killearn's shareholders should be aware that J.T. Williams, Jr. and David K. Williams, who are both members of the Board of Directors have interests in the Merger that are different from the interests of Killearn shareholders generally and which may create potential conflicts of interest.

    Ownership of Purchaser. Two directors of Killearn, J.T. Williams, Jr. and David K. Williams, own, in the aggregate, approximately 76% of the outstanding capital stock of the Purchaser. In addition, two other sons of J.T. Williams, Jr., John R. Williams and J.T. Williams, III, own the remainder of the outstanding capital stock of the Purchaser.

    Director and Officer Indemnification and Insurance. The Merger Agreement provides that the Surviving Corporation generally will indemnify all directors and officers of Killearn to the fullest extent permitted by Florida law and in the Articles of Incorporation and Bylaws of Killearn, as in effect as of the date of the Merger Agreement, from and against all liabilities, costs, expenses and claims arising out of actions taken prior to the Merger in performance of their duties as directors and officers of Killearn. The Merger Agreement further provides that, except as may be limited by applicable law, for a period of six years after the Merger the indemnification obligations set forth in Killearn's Articles of Incorporation and Bylaws shall survive the Merger and shall not be amended or modified by either Killearn or the Surviving Corporation in a manner adverse to the rights of former and current officers and directors of Killearn with respect to matters occurring prior to the Merger. In addition, the Merger Agreement provides that the Surviving Corporation will maintain in effect, for three years or until expiration of the applicable statute of limitations but in no event longer than four years, after the Merger to maintain directors' and officers' liability insurance for the benefit of its directors and officers who are currently covered under Killearn's directors' and officers' liability insurance on terms not materially less favorable than the existing insurance coverage; provided, however, the Surviving Corporation is not required to pay an annual premium in excess of 200% of the last annual premium paid by Killearn prior to the date of the Merger Agreement.

    Special Committee and Board Compensation. Compensation paid to the members of the special committee and the Board for services rendered in their capacity as members of the special committee of the Board for the period from December 1998 through May 1999, including, among other things, their analysis and evaluation of the proposal of the Purchaser as well as their negotiation of the terms of the Merger Agreement was $9,000 for each of Mr. Horne and Mr. Pope. This compensation was paid whether or not the special committee approved the Merger. Similar compensation was given to the members of the special committee for their service on committees in 1997, including service on a committee to consider a merger offer by PTI even though the merger was not consummated.


                               THE SPECIAL MEETING

Date, Time and Place

    The special meeting will be held on August 9, 1999, at 10:00 a.m., local time, at Killearn's offices 385 Country Club Drive, Stockbridge, Georgia.
At the special meeting, Killearn shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

Record Date; Voting Power; Quorum

    Shareholders of record of Killearn common stock at the close of business on June 15, 1999 are entitled to notice of and to vote at the special meeting. As of the record date, there were 887,412 shares of Killearn common stock issued and outstanding held by approximately 500 holders of record.

    Holders of record of Killearn common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.

    The representation, in person or by proxy, of at least a majority of the outstanding shares of Killearn common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business.

Vote Required; Security Ownership of Management

    Under Florida law, the affirmative vote of the holders of a majority of the shares of Killearn common stock outstanding on the record date is required to approve the Merger Agreement and the Merger. However, the Purchaser and each of the executive officers and directors of Killearn have agreed to vote their shares in favor of the Merger Agreement in the same proportion as the other shareholders of Killearn. As a result, a vote of a majority of the unaffiliated shareholders is required to approve the Merger. For purposes of determining whether the Merger Agreement and the Merger have received a majority vote, abstentions and broker non-votes (shares held in "street name" through a broker or other nominee as to which voting instructions with regards to the Merger Agreement and the Merger have not been received from the beneficial owners and such broker or other nominee is not permitted to exercise voting discretion with regards to the Merger Agreement or the Merger) will not be included in the vote total, although an abstention and a broker non-vote will have the effect of a vote against the Merger Agreement and the Merger. Abstentions and broker non-votes will, however, be counted for determining whether there is a quorum.

    As of the record date for the special meeting, Killearn's executive officers and directors owned, in the aggregate, 237,133 shares of Killearn common stock or 26.7 % of the votes represented by the shares of Killearn common stock then outstanding. At the special meeting, Killearn will tally the votes of the unaffiliated shareholders and then the Purchaser and the executive officers and directors of Killearn will vote their shares in the same portion as the votes cast by the unaffiliated shareholders. See "Beneficial Ownership of Common Stock" on page ___.

Proxies

    Shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope.

    Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the special meeting. A later dated proxy or written notice of revocation given prior to the vote at the special meeting to the Secretary of Killearn will serve to revoke such proxy. Also, a shareholder who attends the special meeting in person may, if he or she wishes, vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not serve to revoke any proxy previously given.

Solicitation of Proxies

    In addition to the use of mails, proxies may be solicited by persons regularly employed by Killearn, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and Killearn may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

    Killearn will bear the costs of the special meeting and of soliciting proxies therefor. Killearn may engage a proxy solicitor to assist in the solicitation of proxies.

                                      THE MERGER

    Mechanics of the Merger.  In the Merger:

       Killearn will be merged into Merger Sub, and Merger Sub will be the Surviving Corporation; and

       each share of Killearn's common stock (other than shares held by the Purchaser and the Williams Family) will be converted into the right to receive $5.50 in cash, without interest.

    Consequences of the Merger.  As a result of the Merger:

       the entire equity interest in Killearn will be owned by the Purchaser;

       the unaffiliated shareholders of Killearn will no longer have any interest in, and will not be shareholders of Killearn, and therefore will not participate in its future earnings or growth;

       the Purchaser will have the opportunity to benefit from any earnings and growth of Killearn, and will bear the risk of any decrease in Killearn's value;

       Killearn's common stock will no longer be traded on The American Stock Exchange, Inc., price quotations will no longer be available and the registration of Killearn's common stock under the Exchange Act will be terminated. After such registration is terminated, Killearn will no longer be required to file periodic reports with the Commission;

       the present Board of Directors of Killearn will be replaced by the Board of Directors of Merger Sub which is comprised of J.T. Williams, Jr., David K. Williams, John R. Williams and J.T. Williams, III;

       the officers of Killearn will be the officers of the Surviving Corporation after the effective time of the Merger. See "Certain Information Concerning Merger Sub and the Purchaser" on page ____.

    The Purchaser expects that, following consummation of the Merger, the business and operations of Killearn will be continued substantially as they are currently being conducted. The Board of Directors and management of Killearn will, however, continue to evaluate Killearn's business, operations, corporate structure and organization and will make such changes as they deem appropriate.

Financing

    The total amount of funds necessary to fund the Merger is expected to be approximately $3.6 million. These funds are expected to come from the following sources:

        the 315,430 shares of Killearn common stock owned by Wimberly Investment Funds, L.P. will be paid for by the cancellation of $1,734,865
(or $5.50 per share a portion of the indebtedness (including accrued and unpaid interest) owed by Wimberly to the Purchaser;

         the 132,000 shares of Killearn common stock owned by Proactive Technologies, Inc. will be paid for by the cancellation of $726,000 (or
$5.50 per share) a portion of indebtedness (including accrued and unpaid interest) owed by PTI to the Purchaser;

         approximately $900,000 will be borrowed from American Century Bank as described below; and

         the balance of the merger consideration will be paid with cash of the Purchaser on hand at the effective time of the Merger estimated to be approximately $250,000.

     Cancellation of Indebtedness. Pursuant to secured promissory notes, the Purchaser has loaned to Wimberly approximately $2 million. As security for the notes and pursuant to two separate security agreements, Wimberly granted the Purchaser a security interest in 315,430 shares of Killearn common stock held by Wimberly. The note originally matured in January 1999 and has since been extended twice. The notes are earning interest at a rate of 8.5% per annum.

     Similarly, the Purchaser has previously purchased three promissory notes under which PTI owes a total of approximately $1.4 million (including accrued and unpaid interest). Pursuant to pledge agreements, the notes are secured by 132,000 shares of Killearn common stock held by PTI. The notes bear interest at the prime rate plus 1%.

     The purchase of the 315,430 shares of Killearn common stock held by Wimberly and the 132,000 shares of Killearn common stock held by PTI will be paid for by the cancellation of a portion of the indebtedness owed by each to the Purchaser. Otherwise, the consideration received by Wimberly and PTI is in no way different than the consideration received by the other shareholders of Killearn (other than the shares held by the Purchaser and the Williams Family). Further, the tax consequences of the Merger shall be the same on Wimberly and PTI as the other shareholders of Killearn (other than the shares held by the Purchaser and the Williams Family).

    Debt Financing. The Purchaser has a revolving line of credit with American Century Bank in the aggregate amount of $2.0 million having a final maturity date occurring on or before March 22, 2000 (the "Line of Credit"). Approximately, $1.1 million has been previously borrowed under the Line of Credit and the balance in the amount of $900,000 available under the Line of Credit will be used to fund the Merger.

    The Line of Credit is secured by 26.77 acres of real estate of the Purchaser. The interest rate under the Line of Credit is the prime rate plus 1/2 percentage points. The documents for the Line of Credit contain affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the Line of Credit. Draws under the Line of Credit are subject to the satisfaction of customary conditions for similar financing.

Federal Income Tax Consequences

    There will be federal income tax consequences of the Merger to the holders of the Killearn common stock. The material tax consequences of the Merger are summarized in the following discussion, which is based on the current provisions of the Internal Revenue Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of Killearn common stock as described herein. The following discussion is addressed to a shareholder that holds Killearn common stock as a capital asset and that, for federal income tax purposes, is a U.S. citizen or resident or a domestic corporation, partnership, trust or estate. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances or to certain types of taxpayers subject to special treatment under the federal income tax law, including financial institutions, broker-dealers, foreign persons, persons holding Killearn common stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction") or persons who acquired their Killearn common stock through the exercise of an employee stock option or otherwise as compensation.

    A holder of Killearn common stock will recognize capital gain or loss for federal income tax purposes on each share of Killearn common stock exchanged for the merger consideration pursuant to the Merger. The amount of gain or loss recognized on a share will be equal to the difference between $5.50 and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the Merger. In the case of individuals, trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year) is subject to a maximum federal income tax rate of 20%. Receipt of the cash merger consideration in exchange for Killearn common stock pursuant to the Merger also may be a taxable transaction under applicable state, local and foreign tax laws.

    A holder of Killearn common stock may be subject to backup withholding at the rate of 31% with respect to the merger consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules.
To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of Killearn common stock pursuant to the Merger, each holder must provide the paying agent (the "Paying Agent") with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Killearn common stock that does not provide his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Killearn (or its agent) will report to the holders of Killearn common stock and to the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

    The federal income tax consequences set forth in this proxy statement are for general information only. The tax consequences for a particular shareholder will depend upon the facts and circumstances applicable to that shareholder. Accordingly, each shareholder is urged to consult his, her or its own tax adviser to determine the tax consequences of the Merger to the shareholder in light of his, her or its particular circumstances, including the applicability and effect of state, local, foreign and other tax laws and any possible changes in those laws. The foregoing discussion may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation.

Accounting Treatment

    Killearn expects that the Merger will be accounted for as a recapitalization for accounting purposes because it will not constitute a change of control under generally accepted accounting principles. As a result, the historical cost basis of Killearn's assets and liabilities will not change. The aggregate cost of repurchasing the common stock will be accounted for as a charge to shareholders' equity.

Dissenters' Appraisal Rights

    Killearn's shareholders are not entitled under the Florida law or Killearn's articles of incorporation to exercise dissenters' appraisal rights in connection with the Merger. Therefore, if a shareholder votes against, or abstains from voting for, the Merger and a majority of shareholders approve the Merger, then the dissenting or abstaining shareholder will receive the Merger Consideration in exchange for their shares.

Delisting and Deregistration of Common Stock

    Following the Merger, Killearn's common stock will be no longer traded on The American Stock Exchange, Inc., price quotations will no longer be available and the registration of Killearn's common stock under the Exchange Act will be terminated. After such registration is terminated, Killearn will no longer be required to file periodic reports with the Commission.

Regulatory Approvals

    Killearn is not aware of any material governmental or regulatory approvals which are required for consummation of the Merger.



                             THE MERGER AGREEMENT

Overview

    The terms and conditions of the Merger are set forth in the Merger Agreement, the complete text of which is attached as Appendix A to this proxy statement and is incorporated herein by reference. The summary of the Merger Agreement contained in this proxy statement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of such document.

     In the Merger:

         Killearn will be merged into Merger Sub, and the Merger Sub will be the Surviving Corporation upon completion of the Merger; and

         each share of Killearn's common stock (other than shares held by the Purchaser and the Williams Family) will be converted into the right to receive $5.50 in cash, without interest.

Exchange of Certificates Representing Common Stock

    Instructions with regard to the surrender of Killearn's stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to Killearn's shareholders as promptly as practicable after the completion of the Merger. In order to receive the cash merger consideration, shareholders will be required to surrender their stock certificates, together with a duly completed and executed letter of transmittal, to a Paying Agent designated by Merger Sub and approved by Killearn. Promptly after completion of the Merger, the cash merger consideration will be deposited in trust with the Paying Agent. Upon receipt of such stock certificates and letter of transmittal, the Paying Agent will deliver the cash merger consideration to the registered holder or his transferee of the shares of Killearn's common stock. No interest will be paid or accrued on the amounts payable upon the surrender of stock certificates.

    Shareholders should not submit their stock certificates for exchange until the instructions and letter of transmittal are received.

    After the effective time of the Merger, there will be no further transfers on the stock transfer books of Killearn of the shares of Killearn's common stock that were outstanding immediately prior to the Merger. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the merger consideration.

    Each certificate representing shares of Killearn's common stock immediately prior to the effective time of the Merger will, at such time, be deemed for all purposes to represent only the right to receive the merger consideration into which the shares of Killearn's common stock represented by such certificate were converted in the Merger.

    Any merger consideration delivered or made available to the Paying
Agent and not exchanged for stock certificates within 180 days after the Merger will be returned by the Paying Agent to the Surviving Corporation, which will thereafter act as Paying Agent. If any certificates representing shares of Killearn common stock are not surrendered within five years after the Merger then the unclaimed merger consideration payable in exchange for such certificates shall, to the extent permitted under applicable abandoned property, escheat or similar law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. None of the Merger Sub, the Purchaser, Killearn nor the Paying Agent will be liable to a holder of shares of Killearn's common stock for any of the cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

    Killearn has made representations and warranties in the Merger Agreement regarding, among other things its organization and good standing, authority to enter into the transactions, its capitalization, the content and submission of forms and reports required to be filed by Killearn with the Commission, requisite governmental and other consents and approvals, and compliance with all applicable laws.

    Each of Merger Sub and Purchaser have made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the transactions, the requisite governmental and other consents and approvals, financing, and the accuracy of information supplied by it for submission on forms and reports required to be filed by Killearn with the Commission.

Conduct of Business Pending the Merger

    Killearn has agreed that during the period from the date of the Merger Agreement to the effective time of the Merger, except as otherwise provided in the Merger Agreement, unless consented to by Purchaser, it shall, and shall cause its subsidiaries, to, among other things, conduct its business in the ordinary course and to use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, preserve its relationships with customers, suppliers, contractors and other persons with which it or its subsidiaries has significant business relations and maintain all insurance necessary to the conduct of its business as currently conducted. Killearn has further agreed that it shall not, and shall cause its subsidiaries not to, without the prior written consent of Purchaser:

         dispose of or encumber any of its properties and assets, other than sales in the ordinary course of business and collections of receivables in the ordinary course of business;

         issue, sell, or acquire any shares of the capital stock of the Killearn or securities convertible into, or rights, warrants or options (including employee stock options) to acquire, any such shares or other convertible securities;

         split, combine or reclassify any shares of its common stock or declare any dividends on or make other distributions; and

         incur, assume or prepay any long-term debt or, except in the ordinary course of business, incur or assume any short-term debt; assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person.

No Solicitation

    The Merger Agreement prohibits Killearn, its subsidiaries, and any of Killearn's or its subsidiaries' directors, officers, employees, agents or representatives from directly or indirectly: (i) initiating, soliciting, or encouraging any inquiries, discussions or making any proposal with respect to any merger, consolidation or other business combination involving Killearn or any acquisition of any kind of a material portion of the assets or capital stock of Killearn or its subsidiaries (a "Takeover Proposal"); or (ii) negotiating, exploring or otherwise communicating in any way with any third party with respect to any Takeover Proposal or entering into or consummating any agreement arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger.

    However, prior to the special meeting (or any postponement thereof), Killearn may, if Killearn's Board of Directors determines in good faith by a majority vote, based upon the advice of its outside counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors under applicable law, in response to a Takeover Proposal from any person that was not solicited by Killearn and that did not otherwise result from the breach of Killearn's obligations to refrain from soliciting any Takeover Proposal, and upon notifying Merger Sub of the particulars of such Takeover Proposal and otherwise complying with these obligations, Killearn may participate in discussion or negotiations with such person regarding any Takeover Proposal.

Indemnification

    The Merger Agreement provides that the Surviving Corporation generally will indemnify all directors and officers of Killearn to the fullest extent permitted by Florida law and in the Articles of Incorporation and Bylaws of Killearn, as in effect as of the date of the Merger Agreement, from and against all liabilities, costs expenses and claims arising out of actions taken prior to the effective time of the Merger in performance of their duties as directors and officers of Killearn in connection with the Merger Agreement.

    The Merger Agreement further provides that, except as may be limited by applicable law, for a period of six years from and after the effective time of the Merger the indemnification obligations set forth in Killearn's Articles of Incorporation and Bylaws shall survive the Merger and shall not be amended or modified by either Killearn or the Surviving Corporation in a manner adverse to the rights of former and current officers and directors of Killearn with respect to matters occurring prior to the effective time of the Merger.

Directors' and Officers' Liability Insurance

    The Merger Agreement provides that the Surviving Corporation shall maintain in effect, for three years or until the applicable statute of limitations expires but in no event longer than four years after the Merger, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers (the "Covered Parties") by Killearn's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Merger; provided, however, in the event the annual premium for such coverage exceeds an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by Killearn for such coverage, the Surviving Corporation shall notify the Covered Parties who shall then elect as a group either (i) to allow the Surviving Corporation to obtain as much comparable insurance as possible for an annual premium equal to 200% of the last annual premium paid immediately prior to the date hereof by Killearn, or (ii) to seek coverage from another carrier, in which event the Surviving Corporation shall reimburse the Covered Parties the cost of such alternative coverage up to an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Killearn for such coverage.

Conditions to the Merger

    Each party's respective obligations to effect the Merger is subject to satisfaction of the following conditions:

         the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Killearn's common stock in accordance with Florida Law and Killearn's Articles of Incorporation;

         no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or materially and adversely restricts the consummation of the Merger; and

    The obligations of Merger Sub and the Purchaser, on the one hand, and Killearn, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of further conditions including:

         Killearn, Merger Sub and the Purchaser, as the case may be, shall have performed all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

         each of the representations and warranties of Killearn, Merger Sub and the Purchaser, as the case may be, contained in the Merger Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time; and

Termination of Merger Agreement

    The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the effective time of the Merger, whether before or after approval by Killearn's shareholders:

         by the mutual written consent of Killearn and the Purchaser;

         by either the Purchaser or Killearn if the Merger has not been consummated by December 31, 1999, unless the failure by the terminating party to fulfill any obligation under the Merger Agreement caused or resulted in the failure of the Merger to be consummated by December 31, 1999;

         by either the Purchaser or Killearn, if Killearn's Board of Directors (or any committee thereof), withdraws or modifies or refrains from giving its approval or recommendation of the Merger Agreement or the Merger;

         automatically, without action by any party thereto, if the shareholders of Killearn do not approve the Merger Agreement at the special meeting;

         by either Killearn or the Purchaser if the other party breaches any of its representations, warranties and agreements under the Merger Agreement and such breach is not cured within 10 days of notice; and

         by Killearn subsequent to a Takeover Proposal if its special committee determines in good faith by a majority vote based upon the advice of its outside counsel that the Board is required to do so by its fiduciary obligations, and after it notifies the Purchaser of the Takeover Proposal.

Fees and Expenses

    Killearn and Merger Sub will pay their own fees, costs, and expenses incurred in connection with the Merger Agreement (except that Killearn will bear all expenses incurred in connection with this proxy statement).

Estimated Fees and Expenses of the Merger

    Estimated fees and expenses incurred or to be incurred by the Surviving Corporation and Killearn, Inc. (the parent Company) in connection with the Merger are approximately as follows:




                                  Description                      Amount
                                  ___________                   ______________

Advisory fees and expenses(1)                                      $25,000
Debt financing fees and expenses(2)                                 15,135
Legal fees and expenses(3)                                          60,000
Paying Agent fees and expenses                                       2,500
Transaction fees and expenses                                        1,500
Accounting fees and expenses                                         5,000
Securities and Exchange Commission filing fee                          500
Printing and mailing costs                                           1,500
Miscellaneous expenses                                               3,000
                                                                  ________
Total....................................................         $114,135


1. Includes the fees and expenses of American Express Tax & Business Services, Inc.
2.     Includes the fees and expenses of $15,135.00 to American Century
       Banking Corp.
3.     Includes the estimated fees and expenses of counsel for Killearn, and
       the   Purchaser, which are expected to be reimbursed by the Surviving
       Corporation following the Merger.


                             CERTAIN INFORMATION CONCERNING
                     MERGER SUB, THE PURCHASER AND OTHER AFFILIATES

    Merger Sub. Merger Sub is a Georgia corporation incorporated in May 1999 at the direction of the Purchaser for the purpose of consummating the Merger. It is anticipated that Merger Sub will not have any significant assets or liabilities prior to the effective date of the Merger nor engage in any activities other than those involving the Merger.

    Purchaser. The Purchaser is a Georgia corporation. Approximately 77% of the outstanding capital stock of the Purchaser is owned by J.T. Williams, Jr. and David K. Williams, two directors of Killearn, and all of the remaining capital stock of the Purchaser is owned by two other sons of J.T. Williams, Jr., John R. Williams and J.T. Williams, III. Each owner of the Purchaser is a citizen of the United States and the business address of the Purchaser and each such owner is at 1570 Rock Quarry Road, Stockbridge, Georgia 30281. Information relating to transactions involving Killearn's common stock effected by or on behalf of each owner of the Purchaser and his respective affiliates since May 1, 1997 through the date of this proxy statement is set forth on Appendix C to this proxy statement. For further information concerning the Purchaser, see "Special Factors-Conflicts of Interest."

    Subsequent to the consummation of the Merger, it is anticipated that the directors and executive officers of the Surviving Corporation will be as follows:

    Name                               Position
    ____                               ________

    J.T. Williams, Jr.                 Chairman of the Board


    David K. Williams                  President and Chief Executive Officer,
                                       Director


    John R. Williams                   Vice President, Director


    J.T. Williams, III                 Secretary, Director


    William E. Daniels, Jr.            Chief Financial Officer

    Set forth below is a brief description of the business experience for each of the directors of the Surviving Corporation:

    Name                                Position
    ____                                ________

    J.T. Williams, Jr.                 Chairman of the Board and President of
                                       Killearn Properties, Inc. from 1970
                                       until October 1996.  President of
                                       Killearn, Inc., a privately owned
                                       company which owned and managed the
                                       Eagle's Landing Golf and Country Club
                                       until May 1998, and owns the Inn at
                                       Eagle's Landing since October 1996.

    David K. Williams                  President of Killearn Properties, Inc.
                                       since August 1997 and Chief Executive
                                       Officer of   Killearn  since
                                       January 1998.  Executive Vice President
                                       of   Killearn  from May 1994 to
                                       August 1997.  President of
                                       Killearn's  Florida operations from
                                       June 1989 to May 1994.

    John R. Williams                   Vice President of Killearn, Inc. since
                                       July 1997.  President of Eagles Landing
                                       Sales Center from January 1988 until
                                       July 1997.

    J.T. Williams, III                 Development Coordinator of Killearn
                                       Properties, Inc. since January 1989.

    William E. Daniels, Jr.            Chief Financial Officer of Killearn
                                       Properties, Inc. since July 1998.
                                       Chief Financial Officer of Proactive
                                       Technologies, Inc. from July 1997 until
                                       February 1998.  Controller for KWC
                                       Management Corporation from 1993 to
                                       1995.


                       BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of Killearn's common stock as of July 12, 1999 for (1) each person who is known by Killearn to own beneficially more than 5% of the outstanding shares of common stock, (2) the Chief Executive Officer and the four other most highly compensated executive officers of Killearn, (3) each director of Killearn, and (4) all of the directors and executive officers of Killearn as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                       Shares
      Name                        Beneficially Owned         Percent Owned
    _______                       __________________         _____________
Wimberly Investment Fund, L.P.       315,430(1)                    35.6
J.T. Williams, Jr.                   216,146(2)                    24.4
David K. Williams                    167,387(2)                    18.9
Killearn, Inc.                       157,400                       17.7
Proactive Technologies, Inc.         132,000                       14.9
Melvin L. Pope, Jr.                      300(3)                      *
William E. Daniels, Jr.                  150                         *
Mallory E. Horne                           0                         *



All directors and executive          226,583 (2) (3)               25.5
Officers as a group (5 persons)
___________________________________

*    Less than 1% of the outstanding shares.

1. Based solely on reports of beneficial ownership filed by the named person with the Commission.
2. Includes 157,400 shares of Common Stock held by Killearn, Inc., a corporation controlled by J.T. Williams, Jr. and David K. Williams.
3. Includes 25 shares of Common Stock held by Mr. Pope's wife and 275 shares of Common Stock held by Mr. Pope as custodian for his children.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Killearn's consolidated balance sheet as of April 30, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended April 30, 1998, incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent public accountants. A representative of PricewaterhouseCoopers LLP will not be at the special meeting.

                        DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the Commission by Killearn (File No. 1-6762) are incorporated by reference in this proxy statement:

         Annual Report on Form 10-KSB for the year ended April 30, 1998; and

         Quarterly Reports on Form 10-QSB for the quarterly periods ended July 31, 1998, October 31, 1998 and January 31, 1999.

    All documents filed by Killearn with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this proxy statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    This proxy statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this proxy statement is delivered, on written or oral request to Killearn at 385 Country Club Drive, Stockbridge, Georgia 30281 Attn: Chief Financial Officer (telephone number 770-389-2020). Such documents will be provided to such person by first class mail or other equally prompt means within one business day of receipt of such request. In order to ensure delivery of the documents prior to the special meeting, requests should be received by July 26, 1999.

                             AVAILABLE INFORMATION

    Killearn, the Merger Sub and the Purchaser have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Killearn is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission.

    Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information filed by Killearn, can be inspected and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

    Killearn's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.



                              KILLEARN PROPERTIES, INC.
                               385 Country Club Drive
                             Stockbridge, Georgia 30281



                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Mallory E. Horne and William E. Daniels, Jr., and either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the special meeting of shareholders of Killearn to be held on August 9, 1999, at 10:00 a.m., local time, at its offices at 385 Country Club Drive, Stockbridge, Georgia, and at any adjournment or postponement thereof, as indicated on the reverse side.

1. A proposal to approve and adopt the Merger Agreement and the Merger described in the accompanying proxy statement.

      __FOR             __AGAINST         __ABSTAIN

      CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING DATED July 16, 1999 AND THE ACCOMPANYING PROXY STATEMENT.

    PLEASE SIGN AND DATE THIS PROXY BELOW

Date:                           , 1999
  __________________________________________

  __________________________________________
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON
LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR,
ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICIAL,
PLEASE GIVE FULL TITLE.



APPENDIX A -    Agreement and Plan of Merger



                         AGREEMENT AND PLAN OF MERGER


                                    AMONG


                                 KILLEARN, INC.,

                           KILLEARN DEVELOPMENT, INC.

                                     AND

                           KILLEARN PROPERTIES, INC.


                            DATED AS OF MAY 10, 1999




                                                              Execution Copy

                         AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 10, 1999, among Killearn, Inc., a Georgia corporation ("Parent"), Killearn Development, Inc., a Georgia corporation ("Sub"), and Killearn Properties, Inc., a Florida corporation (the "Company").

                           PRELIMINARY STATEMENTS

    A. Parent has proposed to the Company's Board of Directors that the Company merge with and into Sub (the "Merger"), with the holders of all of the outstanding shares of Common Stock, par value $0.10 per share, of the Company (the "Common Stock") not currently owned by Parent or shareholders of Parent receiving a cash payment of $5.50 in exchange for each of their shares of Common Stock.

    B. A Special Committee of the Company's Board of Directors (the "Special Committee") has determined that the Merger is fair to, and in the best interests of, the Public Shareholders (as defined in Section 2.1), and has recommended the approval and adoption of this Agreement to the Company's Board of Directors.

    C. The Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement and approved the Merger upon the terms and subject to the conditions set forth herein.

    D. The Company's Board of Directors believes it is in the best interests of the Company and its shareholders to consummate the Merger upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company agree as follows:



                                      ARTICLE 1
                                     THE MERGER

    1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Act of the State of Florida (the "Florida Business Corporation Act") and Georgia Business Corporation Code of the State of Georgia (the "Georgia Business Corporation Code"), at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Sub and the separate existence of the Company shall thereupon cease, with Sub being the surviving corporation in the Merger (the "Surviving Corporation").

    1.2. Effective Time of the Merger. Subject to the terms of this Agreement, the Merger shall become effective when the Department of State of the State of Florida (the "Florida Department of State") files the articles of merger or other appropriate documents in accordance with the Florida Business Corporation Act, and the Georgia Secretary of State files the articles of merger or other appropriate documents in accordance with the Georgia Business Corporation Code, or such other date as shall be specified in the articles of merger, which articles of merger shall be delivered by Sub and the Company to the Florida Department of State and the Georgia Secretary of State as soon as practicable after the closing of the Merger contemplated by this Agreement in accordance with Section 7.1. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such articles are so filed.

    1.3. Effects of the Merger. The Merger shall have the effects set forth in the Florida Business Corporation Act and the Georgia Business Corporation Code.

    1.4. Articles of Incorporation. The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

    1.5. Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

    1.6. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, who shall serve until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

    1.7. Officers. The officers of the Surviving Corporation shall initially consist of the officers of Sub immediately prior to the Effective Time, until their successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.


                                     ARTICLE 2
                               CONVERSION OF SHARES

    2.1. Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

         (a) All shares of Common Stock (the "Shares") that are held by any wholly owned subsidiary of the Company and any Shares held by Parent, Sub, any other subsidiary of Parent or any shareholder of Parent, shall be canceled and retired and shall cease to exist and no payment shall be made with respect thereto.

         (b) Each remaining outstanding Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $5.50 in cash, without any interest thereon, upon surrender of the certificate representing such Share (such cash amount is referred to herein as the "Merger Consideration; the Shares for which the Merger Consideration is to be paid are referred to herein as the "Public Shares" and the holders thereof are referred to herein as the "Public Shareholders"). At the Effective Time, all such Public Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Public Shareholders shall cease to have any rights as shareholders of the Company except the right to receive the Merger Consideration.

    2.2. Exchange of Certificates. (a) As soon as reasonably practicable after the Effective Time, Sub shall deposit in trust with a bank or trust company designated by Parent ("Paying Agent"), cash in an aggregate amount equal to the product of (x) the number of Public Shares issued and outstanding immediately prior to the Effective Time, and (y) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 2.1(b) out of the Exchange Fund. Paying Agent shall invest the Exchange Fund, as Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no instrument shall have a maturity exceeding 3 months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. Parent shall replace any monies lost through any investment made pursuant to this Section 2.2. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

         (b) Promptly after the Effective Time, Parent shall cause Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Public Shares (the "Certificates), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Paying Agent) and instructions for use in surrendering Certificates and receiving payment therefor. Upon surrender to Paying Agent of a Certificate, together with a properly completed and executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Public Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall forthwith be canceled. In the event any Certificate shall have been lost or destroyed, Paying Agent, subject to such other reasonable conditions as Parent may impose (including the posting of an indemnity bond or other surety in favor of Sub with respect to the Certificates alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to Parent. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other tax required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent and Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2(b), each Certificate shall represent for all purposes only the right to receive the Merger Consideration into which the Shares evidenced by the Certificates shall have been converted pursuant to
Section 2.1(b), without any interest thereon.

    2.3. Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation or Paying Agent, they shall be canceled and exchanged for cash as provided herein.

    2.4. Dissenting Shares. In accordance with the Florida Business Corporation Act, no shareholder shall have dissenter or appraisal rights with respect to the Common Stock.

    2.5. Withholding Rights. Sub and Paying Agent shall be entitled to deduct and withhold from the amounts payable (including the Merger Consideration) pursuant to this Agreement to any Public Shareholder such amounts as Parent, Sub or Paying Agent is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so deducted and withheld by Parent, Sub or Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Public Shareholder.


                                     ARTICLE 3
                   REPRESENTATIONS  AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub that, except as previously disclosed to Parent in writing:

    3.1. (a) Corporate Organization. Each of the Company and the Company Subsidiaries (as defined in Section 3.5 hereof) (i) is a corporation duly incorporated, validly existing and in good standing under the laws of jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted; and
(iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, that, when taken together with all such other failures, would not in the aggregate have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, properties, assets or liabilities (the "Business") of the Company and the Company Subsidiaries taken as a whole.

    3.2. Authorization; Recommendation of Merger. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company's shareholders, to consummate the transactions contemplated hereby. The Company's Board of Directors has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has resolved to recommend that its shareholders approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company's shareholders, constitutes (assuming due authorization, execution and delivery of this Agreement by the other parties hereto), the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         (b) The Special Committee has received the opinion of American Express Incorporated dated May 10, 1999, that, as of the date of such opinion, the Merger Consideration to be received by the Public Shareholders pursuant to this Agreement is fair, from a financial point of view, to the Public Shareholders.

         (c) The Special Committee (at a meeting duly called and held at which a quorum was present) has determined that the Merger is fair to, and in the best interests of, the Public Shareholders, and has recommended the adoption of this Agreement to the Company's Board of Directors, subject to the right of the Special Committee to withdraw, modify or amend such recommendation if the Special Committee determines, in good faith after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's shareholders under applicable law.

         (d) The Company's Board of Directors (at a meeting duly called and held at which a quorum was present) has determined that the Merger is fair to, and in the best interests of, the Company's shareholders, has adopted this Agreement and has recommended the adoption of this Agreement by the Company's shareholders, subject to the right of the Company's Board of Directors to withdraw, modify or amend such recommendation to the extent the Company's Board of Directors determines, in good faith after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's shareholders under applicable law.

    3.3. Consents and Approvals; No Violations. Except for (a) the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") relating to the Proxy Statement (as defined in Section 3.6 hereof; (b) the Transaction Statement on Schedule 13E-3 to be filed pursuant to Rule 13e-3 promulgated under the Exchange Act (the "Schedule 13E-3"); and (c) the filing of the articles of merger and other appropriate merger documents, if any, as required by the laws of the States of Florida and Georgia, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents) of the Company or any Company Subsidiary; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or giving of any notice to, any public, governmental or regulatory body, agency or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults that, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby.

    3.4. Capitalization. The authorized capital stock of the Company consists of 6,000,000 Shares. As of the date hereof, no Shares are held by the Company in its treasury. As of May 10, 1999, 887,412 Shares are issued and outstanding and no Shares are reserved for issuance for any reason. All Shares that are outstanding as of the date hereof are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth above, there are no shares of capital stock of the Company authorized or outstanding. There are not any, and at the Effective Time there will not be any, subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

    3.5. Subsidiaries. All the outstanding shares of capital stock of each corporation of which the Company owns, directly or indirectly, 50 percent or more of the outstanding capital stock (a "Company Subsidiary") have been validly issued and are fully paid, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. All outstanding shares of capital stock of the Company Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions on voting rights or rights of disposition, and claims or third party rights of whatever nature. Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business and neither the Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

    3.6. Proxy Statement and Schedule 13E-3. The proxy statement and related materials to be furnished to the Company's shareholders in connection with the Merger pursuant to Section 5.2 (each proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement") and the
Schedule 13E-3 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. The information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of the Company's shareholders, as the Proxy Statement is then amended or supplemented, omit to state any material fact necessary to correct any statement originally supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 that has become false or misleading. If at any time prior to the Effective Time any event occurs relating to the Company or any Company Subsidiary, or relating to their respective officers, directors or shareholders, that should be described in a supplement or amendment to the Proxy Statement or the Schedule 13E-3 or any supplement or amendment thereto, the Company will promptly so inform Parent, will furnish all necessary information to Parent relating to such event, and will file with the Securities and Exchange Commission (the "Commission"), and mail to its shareholders with respect to the Proxy Statement, any required supplement or amendment to the Proxy Statement and Schedule 13E-3 in accordance with the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent or Sub or their respective officers, directors or affiliates
(i) provided to the Company by Parent or Sub in writing for inclusion in the Proxy Statement or the supplements or amendments thereto; or (ii) included in the Schedule 13E-3.



                                     ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub jointly and severally represent and warrant to the Company that:

    4.1. Corporate Organization. Each of Parent and Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted; and
(iii) is qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures to be so qualified and in good standing, if any, that when taken together with all such other failures, would not in the aggregate have a material adverse effect on the business, condition (financial or otherwise), operations, properties, assets or liabilities of Parent and its subsidiaries taken as a whole.

    4.2. Authorization. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of each of Parent and Sub, and Parent as the sole shareholder of Sub, have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and constitutes (assuming due authorization, execution and delivery of this Agreement by the Company), the valid and binding agreement of Parent and Sub, enforceable against each of them in accordance with its terms.

    4.3. Consents and Approvals; No Violations. Except for (a) the requirements of the Exchange Act relating to the Proxy Statement, the Schedule 13E-3 and the Merger; and (b) the filing of articles of merger and other appropriate merger documents, if any, as required by the laws of the States of Florida and Georgia, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or other comparable governing documents) of Parent or Sub; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Parent or Sub or by which any of their respective properties or assets may be bound; (iii) require any filing with or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions or any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or Sub is a party, or by which either of them or any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults that, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties, assets or liabilities of Parent and its subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby.


     4.4. Schedule 13E-3 and Proxy Statement. The information supplied by Parent and Sub for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, and the Schedule 13E-3 is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of the Company's shareholders, as the Proxy Statement and Schedule 13E-3 is then amended or supplemented, omit to state any material fact necessary to correct any statement originally supplied by Parent and Sub for inclusion in the Proxy Statement or the Schedule 13E-3 that has become false or misleading. If at any time prior to the Effective Time any event occurs relating to Parent or Sub, or relating to their respective officers, directors or shareholders, that should be described in a supplement or amendment to the Proxy Statement or the
Schedule 13E-3 or any supplement or amendment thereto, Parent and Sub will promptly so inform the Company, will furnish all necessary information to the Company relating to such event and will file with the Commission any required supplement or amendment to the Schedule 13E-3 in accordance with the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors or affiliates included in the Proxy Statement or Schedule 13E-3.

    4.5. Financial Ability to Consummate Transaction. Parent has sufficient funds to enable Sub to acquire all Shares owned by the Public Shareholders pursuant to the Merger and to pay all fees and expenses payable by Parent and Sub related to the transactions contemplated by this Agreement.


                                   ARTICLE 5
                                   COVENANTS

    5.1. Conduct of the Company's Business. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing; such consent, not to be unreasonably withheld) that:

         (a) The Company and each Company Subsidiary will carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired at the Effective Time.

         (b) The Company will not, and will not permit any Company Subsidiary to, dispose of or encumber any of its properties and assets, other than sales in the ordinary course of business and collections of receivables in the ordinary course of business.

         (c) The Company will not split, combine or reclassify any Shares or declare any dividends on or make other distributions in respect of the Shares. Neither the Company nor any Company Subsidiary will amend its Articles of Incorporation or Bylaws or similar governing documents.

         (d) Neither the Company nor any Company Subsidiary will issue, sell, authorize or propose the sale or issuance of, or purchase or acquisition of, any shares of the capital stock of the Company or any Company Subsidiary or securities convertible into, or rights, warrants or options (including employee stock options) to acquire, any such shares or other convertible securities.

         (e) Neither the Company, nor any Company Subsidiary, or officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company or any Company Subsidiary shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or proposals by, or engage in any discussions or negotiations with, any corporation, partnership, person or other entity or group that it is reasonably expected may lead to, or that relates to, any takeover proposal; provided that if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may in response to a takeover proposal from any person that was not solicited by the Company and did not otherwise breach this subsection (i) furnish information with respect to the Company to such person and (ii) participate in discussions or negotiations with such person regarding any takeover proposal. The Company will promptly advise Parent orally and in writing of the receipt and content of any such inquiries or proposals. As used in this subsection (e), "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a 50% or greater interest in the capital stock of the Company or all or substantially all of the assets of the Company other than the one contemplated by this Agreement.

         (f)  Neither the Company nor any of the Company Subsidiaries will
(i) incur, assume or prepay any long-term debt or, except in the ordinary course of business, incur or assume any short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees).

         (g) The Company will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the Business of the Company and the Company Subsidiaries, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement, or that would cause any of the representations and warranties of the Company contained herein to be or become untrue in any material respect.

    5.2. Proxy Statement. As soon as practicable, the Company will prepare and file with the Commission the Proxy Statement. The Company, Parent and Sub will together prepare and file with the Commission the Schedule 13E-3. Each of the Company, Parent and Sub will furnish all information required to be included about such person in the Proxy Statement and the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and the Schedule 13E-3. At the earliest practicable time, the Company will cause the Proxy Statement to be mailed to its shareholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Proxy Statement shall include the recommendation of the Company's Board of Directors to the Company's shareholders (and reflect that the Special Committee has made a similar recommendation to the Company's Board of Directors), subject to the fiduciary duties under applicable law of such directors (including the directors constituting the Special Committee), as determined by such directors in good faith after consultation with counsel, in favor of the adoption of this Agreement.

    5.3. Shareholder Approval. As promptly as possible, the Company shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at a meeting of the shareholders of the Company and the Company shall take all steps necessary to duly call, give notice of, convene and hold such meeting. The Company shall use its commercially reasonable efforts to obtain the necessary adoption of the Agreement by its shareholders. Notwithstanding anything to the contrary in this Agreement, if the Company's Board of Directors or the Special Committee determines, in good faith after consultation with counsel, that in the exercise of its respective fiduciary duties, under applicable law it is required to withdraw, modify or amend its recommendation in favor of the Merger, such withdrawal, modification or amendment shall not constitute a breach of this Agreement. Parent will cause all Shares owned by Parent to be voted in favor of the Merger in the same proportion as the other shareholders of the Company .

    5.4. Reasonable Efforts. Subject to the terms and conditions herein provided and the fiduciary duties under applicable law of the Company's directors, including directors constituting the Special Committee, as determined by such directors in good faith after consultation with counsel, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filing with, any governmental, regulatory or public body or authority that are necessary or, in the judgment of Parent or the Company, desirable in connection with the transactions contemplated by this Agreement. Parent and the Company shall each have the right to review and approve in advance all characterizations of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, which appear in any filings made in connection with the transactions contemplated by this Agreement with any governmental body.

    5.5. Material Events. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof.

    5.6. Public Announcements. At all times until the Effective Time, each party shall promptly advise and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby.

    5.7.  Indemnification and Insurance.

    (a) The Surviving Corporation and the Company agree that, except as may be limited by applicable laws, for six years from and after the Effective Time, the indemnification obligations set forth in the Company's Articles of Incorporation and the Company's Bylaws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

    (b) The Company shall maintain in effect, for three years or until the applicable statute of limitations expires but in no event longer than four years, from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers (the "Covered Parties") by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, in the event the annual premium for such coverage exceeds an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage, the Surviving Corporation shall notify the Covered Parties who shall then elect as a group either (i) to allow the Surviving Corporation to obtain as much comparable insurance as possible for an annual premium equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company, or (ii) to seek coverage from another carrier, in which event the Surviving Corporation shall reimburse the Covered Parties the cost of such alternative coverage up to an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage.

    (c) In addition to, and not in lieu of the foregoing, the Surviving Corporation shall indemnify, defend and hold harmless all officers and directors of the Company (the "Indemnified Parties") to the fullest extent permitted by Florida law and in the Articles of Incorporation and Bylaws of the Company, as in effect as of the date hereof, from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by the Surviving Corporation in a manner consistent with applicable provisions of the Surviving Corporation's Bylaws) arising out of the actions taken prior to the Effective Time in performance of their duties as directors or officers of the Company, in connection with the Merger and other transactions contemplated hereby, which may be asserted against the Indemnified Parties from and after the date of this Agreement; provided, however, that Surviving Corporation's obligations to the Indemnified Parties under this Section 5.7(c) shall not be effective until consummation of the Merger; provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is determined pursuant to a final non-appealable judgment rendered by a court of competent jurisdiction to be prohibited by applicable law or if the indemnification of the Indemnified Party is not within the power of the Surviving Corporation under Florida law.

    d) In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                                     ARTICLE 6
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

          (a) This Agreement shall have been approved and adopted by the affirmative vote of the Company's shareholders by the requisite vote in accordance with applicable law;

          (b) No statute, rule, regulation, executive order, decree, order or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority that prohibits or materially and adversely restricts the consummation of the Merger;


    6.2. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby;

          (b) Each of Parent and Sub shall have performed its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

          (c) No statute, rule, regulation or temporary, preliminary or permanent order or injunction shall have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, Federal or other government authority, court or government agency of competent jurisdiction that prohibits the consummation of the Merger or the transactions contemplated hereby or thereby.

Parent and Sub will furnish the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 6.2 as the Company may reasonably request.

     6.3.  Conditions to Obligation of Parent and Sub to Effect the Merger.
The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby;

          (b) The Company shall have performed each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (c) No statute, rule, regulation or temporary, preliminary or permanent order or injunction shall have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, Federal or other government authority, court or government agency of competent jurisdiction that prohibits the consummation of the Merger or the transactions contemplated hereby or thereby; and


The Company will furnish Parent and Sub with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 6.3 as Parent or Sub may reasonably request.


                                    ARTICLE 7
                                     CLOSING

    7.1. Time and Place. Subject to the provisions of Articles 6 and 8 hereof, the closing of the Merger contemplated hereby (the "Closing") shall take place at the Company's offices at 385 Country Club Road, Stockbridge, Georgia 30281, at 10:00 a.m., local time, on a date (the "Closing Date") that is no later than the third business day after the satisfaction or waiver of the conditions set forth in Article 6 hereof or such other place, at other time, or on such other date as Parent, Sub and the Company may mutually agree upon for the Closing to take place.

    7.2.  Deliveries at the Closing.  At the Closing:

         (a) There shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments, if any, provided to be delivered under Article 6 hereof.

         (b) Sub and the Company shall cause the articles of merger to be filed in accordance with the provisions of the Florida Business Corporation Act and the Georgia Business Corporation Code and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective.


                                     ARTICLE 8
                             TERMINATION AND ABANDONMENT

    8.1. Termination. Notwithstanding approval and adoption of this Agreement by the Company's shareholders, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the
Merger:

          (a)  by the mutual consent of Parent, Sub and the Company; or

          (b) automatically, without action by any party hereto, if at the Shareholders' Meeting, the Company's shareholders shall have not voted to adopt this Agreement in accordance with the requirements set forth in Section 6.1(a); or

          (c) by either Parent or the Company if, without fault of the terminating party, the Merger shall not have been consummated on or before December 31, 1999; or

          (d) by either Parent or the Company's Board of Directors if the Special Committee shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby; or

          (e) by either Parent or the Company if any of the events set forth in Sections 6.1(b) shall have occurred and shall not have been, on or before the date of such termination, permanently waived by Parent or the Company, as the case may be; or

          (f) by either Parent or the Company, if any court of competent jurisdiction or other governmental body in the United States shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or

          (g) by the Company if , prior to the receipt of its shareholder approval of the Merger, the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law; or

          (h) by the Company if (i) any of the conditions set forth in Sections 6.2(a) or (b) that are required to be satisfied at or prior to the Closing shall not have been satisfied prior to the Closing or shall have become incapable of being satisfied; or (ii) if any of the events set forth in Sections 6.2(c) shall have occurred prior to the Closing and, in the case of (i) or (ii), shall not have been, on or before the date of such termination, permanently waived by the Company; provided, however, that in the case of Sections 6.2(a) and (b), Parent and Sub shall not have cured such breach, in all material respects, within 10 business days following the receipt of written notice from the Company of such breach; or

          (i) by Parent if (i) any of the conditions set forth in Sections 6.3(a) or (b) that are required to be satisfied at or prior to the Closing shall not have been satisfied prior to the Closing or shall have become incapable of being satisfied; or (ii) if any of the events set forth in Sections 6.3(c) shall have occurred prior to the Closing and, in the case of
(i) or (ii), shall not have been, on or before the date of such termination, permanently waived by Parent; provided, however, that in the case of Sections 6.3(a) and (b), the Company shall not have cured such breach, in all material respects, within 10 business days following the receipt of written notice from Parent of such breach.

    8.2. Effect of Termination. In the event of the termination of this Agreement and the Merger pursuant to Section 8.1, this Agreement shall terminate and the Merger shall be abandoned without any further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation hereunder to any other party to this Agreement, provided, however, that (i) any termination by the Company arising out of a breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement shall be without prejudice to the rights of the Company to seek damages with respect thereto; and (ii) any termination by Parent arising out of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall be without prejudice to the rights of Parent or Sub to seek damages with respect thereto; provided further, however, that the obligations set forth in this Section 8.2 and in Section 9.1 hereof shall survive any such termination and continue in effect thereafter.


                                     ARTICLE 9
                                  MISCELLANEOUS

    9.1. Expenses. All costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

    9.2. No Survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Sub contained herein or in any certificate or letter delivered pursuant hereto shall expire with, and be terminated and extinguished by, the effectiveness of the Merger or the termination of this Agreement (whichever is earlier) and shall not survive the Effective Time or such termination.

    9.3. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    9.4. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

    If to Parent or Sub, to:  Killearn, Inc.
                              1570 Rock Quarry Road, Suite B
                              Stockbridge, Georgia 30281
                              Attention:  J.T. Williams, President

    With a copy (which
    shall not constitute
    notice) to:               Montello & Kenney, P.A.
                              777 Brickell Avenue, Suite 1070
                              Miami, Florida 33131
                              Attention:  Louis R. Montello, Esquire

    If to the Company, to:    Killearn Properties, Inc.
                              385 Country Club Road
                              Stockbridge, Georgia 30281
                              Attention:  Mallory E. Horne, Chairman of the
                              Board

    With a copy (which
    shall not constitute
    notice) to:               Greenberg, Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                              Attention:  Phillip J. Kushner, Esquire


Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or that shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

    9.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties except that Sub may assign all of its rights, interests and obligations hereunder to Parent or another wholly owned subsidiary of Parent, provided such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

    9.6. Complete Agreement. This Agreement including the documents and instruments referred to herein or delivered pursuant hereto together constitute the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior agreements and understandings, both written and oral, among the parties, with respect thereto.

    9.7. Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any shareholder approval), if authorized by Parent, Sub and the Company and to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement; and (ii) any term or provision of this Agreement may be waived by the party that is entitled to the benefits thereof, provided that after such shareholder approval, no amendment shall be made that decreases the consideration to be paid in the Merger without shareholder approval. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Parent, the Company and Sub by a person authorized to sign this Agreement.


    9.8. Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    9.9. Governing Law. This Agreement shall be governed by the laws of the State of Florida (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, interpretation, construction, effect, performance and remedies.

    9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect to the maximum extent permitted by law and shall in no way be affected, impaired or invalidated.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                               KILLEARN, INC.


                                               By: /s/ J.T. Williams, Jr.
                                               J.T. WILLIAMS, Jr.
                                               President


                                               KILLEARN DEVELOPMENT, INC.


                                               By: /s/ David K. Williams
                                               DAVID K. WILLIAMS,
                                               President


                                               KILLEARN PROPERTIES, INC.


                                               By: /s/ Mallory E. Horne
                                               MALLORY E. HORNE,
                                               Chairman of the Board






APPENDIX B -    Opinion of American Express Tax & Business Services, Inc.


Special Committee of the
Board of Directors
Killearn Properties, Inc.

We have been engaged to assist you in determining the fairness of a proposed tender offer on the stock of Killearn Properties, Inc. ("KPI") made by Killearn, Inc. ("KI") at $5.50 per share. Specifically, we have been asked to ascribe values to the assets and liabilities of KPI and the resulting value per share of KPI stock and to compare that value to the $5.50 per share offer for the purpose of determining if the proposed offer is fair from a financial point of view to the shareholders of KPI other than Killearn, Inc.
J. T. Williams, David K. Williams, both of whom are officers and directors of KPI, and two other sons of J. T. Williams.

Our procedures are summarized below.

Among other things, we (i) considered financial information of the assets of KPI furnished to us by management of KPI through January 31, 1999; (ii) reviewed certain internal financial analyses and forecasts of sales and development activities; (iii) analyzed publicly available information; (iv) held discussions with management of KPI; (v) reviewed appraisals and sales documents;(vi) historical stock market prices and trading volumes of KPI stock; (vii) drafts of the merger agreement; and (viii) made such other studies and inquiries and considered other data as deemed relevant.

Sales of Comparable Companies

A search for sales comparable companies produced no data on sales of companies similar to KPI.

Comparable Company Analysis

A comparable company analysis was performed by us. We analyzed publicly available information of the following:

Current enterprise value as a multiple of the last three years' earnings before interest, taxes, depreciation and amortization (EBITDA); and current EBITA. This analysis resulted in an implied value per share for KPI of between $16.68 and $44.17.

Current enterprise value as a multiple of earnings for the last three years. This multiple (the price - earnings ratio) resulted in implied values of between $10.03 and $78.21 per share.

Current market value as a multiple of sales for the current year and the last three years. This analysis resulted in an implied values ranging from $11.95 to $58.13 per share.

These implied values were not considered germane to the assignation of value to KPI stock because they result in values that are not reasonable given KPI's earnings history and potential without significant changes in KPI's holdings and operations.

We also used comparable company information to derive current market value as a multiple of book value for the current year and the last three years. This analysis resulted in a range of values for the stock of KPI from $3.13 per share to $9.55 per share.

Discounted Future Cash Flows

The fair value of the stock of KPI based upon the January 31, 1999 10-QSB and our analysis, as discussed below, is as follows:

                                                       000's
      Land held for development and sale             $22,340
      Other assets                                     1,414

            Total assets                              23,754

      Debt                                            14,965
      Other liabilities                                4,686

            Total liabilities                         19,651

            Net equity                                $4,103

There are numerous assumptions upon which this value is based. While most are discussed elsewhere in this report, the more significant assumptions are as follows:

KPI is a going concern; the values ascribed to land herein assume continued viability of KPI.

KPI will develop and sell land for amounts approximating the amounts used herein.

The company will have available to it sufficient capital to acquire and develop land for sale in the future.

Our procedures surrounding land value consisted of developing forecasts of development and sale of land parcels currently held by KPI. The sales prices were based upon management's estimates of value, comparison with historical sales values and comparison of values to appraisals. From these values, we deducted commissions, general and administrative expenses, income taxes and other amounts incident to the sale of the land or operation of KPI to arrive at future estimated cash flows. These cash flows were discounted to their present value using a 12% discount rate.

The parcel of land referred to as I75 and Octagon Road is subject to wide valuation estimates. Split into two approximately equal parts, it consists of 27.6 acres between the proposed Octagon Road and I75 and 29.7 acres between the proposed Octagon Road and the golf course.

  The sales values of these parcels are summarized below:

                                                   000's
                                        27.6 Acres       29.7 Acres
      Independent Appraisal               $7,867           $8,970
      KPI Management                      $6,900           $2,970
      Amount used in this report          $7,590           $5,940

After reducing these amounts for commissions, taxes, general and administrative expenses, and future development costs and discounting the proceeds to January 31, 1999, the value of each share of stock of KPI using the various amounts for sale of the I75 and Octagon Road parcels is as follows:

      Appraisal               $6.27
      KPI Management          $2.92

In forecasts of future cash flows, events and circumstances frequently do not occur as expected and there will usually be differences between the forecasted and actual results. These differences may be material. We have no responsibility to update this report for events and circumstances occurring after the date of this report.

Liquidation Analysis

We analyzed a potential liquidation of KPI to determine if a liquidation would result in a greater value per share than the proposed sale of stock to KI. This analysis assumed the following:

Sale of land "as is", with no further development cost; and

Significant reduction of general and administrative costs.

The overall result of this analysis was that the decrease in sales value of the land was significantly greater than the savings from cessation of development activity. Also, because of the cessation of development activity, the deferred tax liability, created out of timing differences in the capitalization of real estate taxes and interest during development, converts into a tax payable and further reduces the value of the stock.

The resulting value per share of a liquidation approaches zero. It clearly is not in the best interest of the shareholders.

Summary

Based on the analysis set forth above, the transaction , as of the date hereof, is, fair, from a financial point of view to the shareholders of KPI other than Killearn, Inc., J. T. Williams, David K. Williams, and two other sons of J. T. Williams.



/s/ American Express Tax and Business Services, Inc.
AMERICAN EXPRESS TAX AND BUSINESS SERVICES, INC.

May 10, 1999





APPENDIX C    - TRANSACTIONS INVOLVING KILLEARN'S COMMON STOCK EFFECTED BY
PURCHASER AND OTHER AFFILIATES SINCE MAY 1, 1997 THROUGH THE EFFECTIVE DATE OF THIS PROXY STATEMENT


DATE         SHARES   AMOUNT     PURCHASER
08-01-97     7,000    $5.13      Killearn, Inc..
08-08-97    10,000    $5.50      Killearn, Inc..
08-08-97    15,000    $5.50      Killearn, Inc.
11-10-98    20,000    $6.00      Killearn, Inc.
11-11-98    20,000    $5.75      Killearn, Inc.
11-19-98    20,000    $4.00      Killearn, Inc.
11-19-98    20,000    $4.00      Killearn, Inc.
12-24-98    20,000    $4.75      Killearn, Inc.
12-28-98    11,100    $4.75      Killearn, Inc.
12-29-98     1,700    $4.75      Killearn, Inc.
01-05-99     3,200    $4.75      Killearn, Inc.
01-08-99       200    $4.75      Killearn, Inc.
01-19-99     1,000    $5.00      Killearn, Inc.
01-22-99     8,200    $5.00      Killearn, Inc.
Subtotal   157,400

12-14-98    58,746      *        J.T. Williams Jr.
Subtotal    58,746

11-11-98     1,000    $5.50      David K. Williams
11-12-98     2,000    $5.00      David K. Williams
11-12-98     2,000    $5.00      David K. Williams
11-12-98     2,000    $5.50      David K. Williams
11-20-98     2,465    $4.6875    David K. Williams
11-20-98       522    $4.625     David K. Williams
Subtotal     9,987

12-04-98     1,000    $4.875     John R. Williams
12-04-98     2,000    $4.9375    John R. Williams
12-04-98     2,000    $5.00      John R. Williams
12-07-98     1,000    $5.00      John R. Williams
12-07-98     1,000    $5.0625    John R. Williams
12-08-98     1,000    $5.00      John R. Williams
12-15-98       500    $4.75      John R. Williams
12-15-98       500    $4.875     John R. Williams
01-13-99     1,000    $4.9375    John R. Williams
01-13-99     1,000    $4.9375    John R. Williams
Subtotal    11,000

Total      237,133

* Acquired by Mr. J. T. Williams, Jr., when the Company's Profit Sharing Plan was dissolved. The stock price on the day that the shares were ditributed to the beneficiary was $4.75.